Exhibit 10.6
==============================================================================

                           AMENDED AND RESTATED

                      RECEIVABLES PURCHASE AGREEMENT

                      Dated as of November 20, 1995

                                   Among

                            S&C, FUNDING, INC.

                                 as Seller
                                 ---------

                          STRAWBRIDGE & CLOTHIER

                                as Servicer
                                -----------

                                    and

                        MARKET STREET CAPITAL CORP.

                               as Purchaser
                               ------------

                                    and

                      PNC BANK, NATIONAL ASSOCIATION

                             as Administrator
                             ----------------

==============================================================================

                         TABLE OF CONTENTS

                                                                  Page

                            ARTICLE I
                   PURCHASES AND REINVESTMENTS. . . . . . . . . . .  2

SECTION 1.01.  Commitments to Purchase; Limits on
               Purchaser's Obligations. . . . . . . . . . . . . . .  2
SECTION 1.02.  Purchase Procedures; Assignment of
               Purchaser's Interests. . . . . . . . . . . . . . . .  2
SECTION 1.03.  Reinvestments of Certain Collections;
               Payment of Remaining Collections . . . . . . . . . .  3
SECTION 1.04.  Asset Interest . . . . . . . . . . . . . . . . . . .  4

                           ARTICLE II
                       COMPUTATIONAL RULES. . . . . . . . . . . . .  5

SECTION 2.01.  Computation of Purchaser's Total
               Investment.  . . . . . . . . . . . . . . . . . . . .  5
SECTION 2.02.  Computation of Earned Discount . . . . . . . . . . .  5
SECTION 2.03.  Estimates of Earned Discount Rate, Fees,
               etc. . . . . . . . . . . . . . . . . . . . . . . . .  6

                           ARTICLE III
                           SETTLEMENTS. . . . . . . . . . . . . . .  6

SECTION 3.01.  Settlement Procedures. . . . . . . . . . . . . . . .  6
SECTION 3.02.  Deemed Collections; Reduction of
               Purchaser's Total Investment, Etc. . . . . . . . . .  9
SECTION 3.03.  Payments and Computations, Etc.. . . . . . . . . . . 10
SECTION 3.04.  Treatment of Collections and Deemed
               Collections. . . . . . . . . . . . . . . . . . . . . 11

                           ARTICLE IV
                    FEES AND YIELD PROTECTION . . . . . . . . . . . 11

SECTION 4.01.  Fees . . . . . . . . . . . . . . . . . . . . . . . . 11
SECTION 4.02.  Yield Protection . . . . . . . . . . . . . . . . . . 12
SECTION 4.03.  Funding Losses . . . . . . . . . . . . . . . . . . . 14

                            ARTICLE V
                      CONDITIONS PRECEDENT. . . . . . . . . . . . . 14

SECTION 5.01.  Conditions Precedent to Effectiveness. . . . . . . . 14
SECTION 5.02.  Conditions Precedent to All Purchases
               and Reinvestments. . . . . . . . . . . . . . . . . . 16

                           ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES . . . . . . . . . . 17

SECTION 6.01.  Representations and Warranties of
               Seller . . . . . . . . . . . . . . . . . . . . . . . 17
SECTION 6.02.  Representations and Warranties of
               Strawbridge. . . . . . . . . . . . . . . . . . . . . 20

                           ARTICLE VII
           GENERAL COVENANTS OF SELLER AND STRAWBRIDGE. . . . . . . 23

SECTION 7.01.  Affirmative Covenants of Seller and
               Strawbridge. . . . . . . . . . . . . . . . . . . . . 23
SECTION 7.02.  Reporting Requirements of Seller . . . . . . . . . . 25
SECTION 7.03.  Reporting Requirements of Strawbridge. . . . . . . . 26
SECTION 7.04.  Negative Covenants of Seller . . . . . . . . . . . . 27
SECTION 7.05.  Negative Covenants of Strawbridge. . . . . . . . . . 28
SECTION 7.06   Separate Corporate Existence . . . . . . . . . . . . 29

                          ARTICLE VIII
                  ADMINISTRATION AND COLLECTION . . . . . . . . . . 32

SECTION 8.01.  Designation of Servicer. . . . . . . . . . . . . . . 32
SECTION 8.02.  Duties of Servicer . . . . . . . . . . . . . . . . . 33
SECTION 8.03.  Rights of the Administrator. . . . . . . . . . . . . 35
SECTION 8.04.  Responsibilities of Servicer . . . . . . . . . . . . 36
SECTION 8.05.  Further Action Evidencing Purchases and
               Reinvestments. . . . . . . . . . . . . . . . . . . . 36
SECTION 8.06.  Application of Collections . . . . . . . . . . . . . 37

                           ARTICLE IX
                        SECURITY INTEREST . . . . . . . . . . . . . 38

SECTION 9.01.  Grant of Security Interest . . . . . . . . . . . . . 38
SECTION 9.02.  Further Assurances . . . . . . . . . . . . . . . . . 38
SECTION 9.03.  Remedies . . . . . . . . . . . . . . . . . . . . . . 38

                            ARTICLE X
                       LIQUIDATION EVENTS . . . . . . . . . . . . . 38

SECTION 10.01. Liquidation Events . . . . . . . . . . . . . . . . . 38
SECTION 10.02. Remedies . . . . . . . . . . . . . . . . . . . . . . 41

                           ARTICLE XI
                        THE ADMINISTRATOR . . . . . . . . . . . . . 41

SECTION 11.01. Authorization and Action . . . . . . . . . . . . . . 41
SECTION 11.02. Administrator's Reliance, Etc. . . . . . . . . . . . 42
SECTION 11.03. PNC Bank and Affiliates. . . . . . . . . . . . . . . 42

                                     ii

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                           ARTICLE XII
               ASSIGNMENT OF PURCHASER'S INTEREST . . . . . . . . . 42

SECTION 12.01. Restrictions on Assignments. . . . . . . . . . . . . 42
SECTION 12.02. Rights of Assignee . . . . . . . . . . . . . . . . . 44
SECTION 12.03. Evidence of Assignment . . . . . . . . . . . . . . . 44

                          ARTICLE XIII
                         INDEMNIFICATION. . . . . . . . . . . . . . 44

SECTION 13.01. Indemnities by Seller. . . . . . . . . . . . . . . . 44

                           ARTICLE XIV
                          MISCELLANEOUS . . . . . . . . . . . . . . 47

SECTION 14.01. Amendments, Etc. . . . . . . . . . . . . . . . . . . 47
SECTION 14.02. Notices, Etc.. . . . . . . . . . . . . . . . . . . . 47
SECTION 14.03. No Waiver; Remedies. . . . . . . . . . . . . . . . . 47
SECTION 14.04. Binding Effect; Survival . . . . . . . . . . . . . . 48
SECTION 14.05. Costs, Expenses and Taxes. . . . . . . . . . . . . . 48
SECTION 14.06. No Proceedings . . . . . . . . . . . . . . . . . . . 49
SECTION 14.07. Confidentiality of Program Information . . . . . . . 49
SECTION 14.08. Confidentiality of Seller Information. . . . . . . . 51
SECTION 14.09. Captions and Cross References. . . . . . . . . . . . 52
SECTION 14.10. Integration. . . . . . . . . . . . . . . . . . . . . 52
SECTION 14.11. Governing Law. . . . . . . . . . . . . . . . . . . . 53
SECTION 14.12. Waiver Of Jury Trial . . . . . . . . . . . . . . . . 53
SECTION 14.13. Consent To Jurisdiction; Waiver Of
               Immunities . . . . . . . . . . . . . . . . . . . . . 53
SECTION 14.14. Execution in Counterparts. . . . . . . . . . . . . . 53
SECTION 14.15. No Recourse Against Other Parties. . . . . . . . . . 53
SECTION 14.16. Substitution of Originator . . . . . . . . . . . . . 54

                                     iii

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                                 APPENDICES

APPENDIX A     Definitions


                                  SCHEDULES

SCHEDULE 6.01(n)    List of Offices of Seller where Records Are
                    Kept

SCHEDULE 6.01(o)    List of Lock-Box Banks

SCHEDULE 6.01(p)-1  Forms of Contracts

SCHEDULE 6.01(p)-2  Description of Credit and Collection Policy

SCHEDULE 6.02(h)    Description of Material Adverse Changes

SCHEDULE 6.02(i)    Description of Litigation

EXHIBIT 6.02(k)     List of Offices of Strawbridge where Records are
                    Kept

SCHEDULE A          Fiscal Months


                                  EXHIBITS

EXHIBIT 3.01(a)     Information Package to be Provided as of Cut-Off
                    Date

EXHIBIT 5.01(g)     Form of Lock-Box Agreement

EXHIBIT 5.01(h)-1 Form of Corporate Opinion of Counsel for Seller and Strawbridge

EXHIBIT 5.01(h)-2   Form of True Sale/Substantive Opinion

                            AMENDED AND RESTATED
                       RECEIVABLES PURCHASE AGREEMENT

                        Dated as of November 20, 1995


     THIS IS AN AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, among S&C, FUNDING, INC., a Delaware corporation ("Seller"), STRAWBRIDGE & CLOTHIER, a Pennsylvania corporation ("Strawbridge"), as initial servicer, MARKET STREET CAPITAL CORP., a Delaware corporation ("Purchaser"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as administrator for Purchaser (in such capacity, together with any successors thereto in such capacity, the "Administrator" and in its individual capacity, "PNC Bank"). Unless otherwise indicated, capitalized terms used in this Agreement are defined in Appendix A.


                                 Background
                                 ----------

     1. Strawbridge is engaged in the business of retail sales, and in connection therewith issues private label credit cards.

     2. Strawbridge, Clipper Receivables Corporation ("Clipper"), State Street Boston Capital Corporation ("State Street"), as administrator for Clipper, and PNC Bank, as relationship bank, entered into the Receivables Purchase Agreement, dated as of January 26, 1995 (the "Original Purchase Agreement").

     3. Strawbridge has formed Seller as a limited purpose subsidiary for the purpose of purchasing Receivables and certain related assets from Strawbridge.

     4. Clipper has assigned to Purchaser all of its rights, claims and obligations under the Original Purchase Agreement and the other Transaction Documents pursuant to the Assignment and Assumption Agreement, dated as of the date hereof (the "Assignment Agreement"), among Clipper, Purchaser, State Street and PNC Bank.

     5. The parties hereto desire to amend and restate the Original Purchase Agreement in its entirety, among other things, to reflect the assignment to Purchaser and the establishment of Seller.

     6. Seller has, and expects to have, Pool Receivables in which Seller intends to sell an undivided interest. Seller has requested Purchaser, and Purchaser has agreed, subject to the terms and conditions contained in this Agreement, to purchase such undivided interest, referred to herein as the Asset Interest, from Seller from time to time during the term of this Agreement.

     7. Seller and Purchaser desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of the Asset Interest be reinvested in Pool Receivables, which reinvestment shall constitute part of the Asset Interest.

     8. PNC Bank has been requested, and is willing, to act as the Administrator.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                                  ARTICLE I

                         PURCHASES AND REINVESTMENTS

     SECTION 1.01. Commitments to Purchase; Limits on Purchaser's Obligations. Upon the terms and subject to the conditions of this Agreement, from time to time prior to the Termination Date, Seller may request that Purchaser purchase from Seller ownership interests in the Pool Assets (each being a "Purchase") and Purchaser shall make such Purchase; provided that no Purchase shall be made by Purchaser to the extent that, after giving effect thereto, either
(a) the then Purchaser's Total Investment would exceed $150,000,000 (the "Purchase Limit"), or (b) the Asset Interest, expressed as a percentage of Net Pool Balance, would exceed 95% (the "Allocation Limit"); and provided further that each Purchase made pursuant to this Section 1.01 shall have a Purchase Price of at least $5,000,000 and shall be in integral multiples of $1,000,000.

     SECTION 1.02.  Purchase Procedures; Assignment of Purchaser's
Interests.

     (a) Notice of Purchase. Each Purchase from Seller by Purchaser shall be made on notice from Seller to the Administrator received by the Administrator not later than 11:00 a.m. (Pittsburgh time) on the Business Day before the date of such proposed Purchase. Each such notice of a proposed Purchase shall specify the desired amount and date of such Purchase. The "Purchase Price" for each Purchase shall be the lesser of (i) the amount requested by Seller pursuant to this Section 1.02(a) and (ii) the amount permitted pursuant to Section 1.01.

     (b) Funding of Purchase. On the date of each Purchase, Purchaser shall, upon satisfaction of the applicable conditions set forth in Article V, make available to the Administrator at the Administrator's Office the amount of its Purchase in same day funds, and after receipt by the Administrator of such funds, the Administrator will make such funds immediately available to Seller at such office or to such account as Seller shall designate in

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

writing to the Administrator on or prior to the date hereof (or such other office or account as Seller shall designate from time to time).

     (c) Assignment of Asset Interests. Seller hereby sells, assigns and transfers to Purchaser, effective on and as of the date of each Purchase by the Purchaser hereunder, the Asset Interest in the Pool Assets.

     SECTION 1.03. Reinvestments of Certain Collections; Payment of Remaining Collections. (a) On the close of business on each Business Day during the period from the date hereof to the Termination Date, Servicer shall, out of all Collections received on such day from Pool Receivables:

          (i) determine the portion of such Collections attributable on such day to the Asset Interest by multiplying
     (x) the amount of such Collections times (y) the Asset Interest (expressed as a percentage of Net Pool Balance);

          (ii) out of the portion of such Collections allocated to the Asset Interest pursuant to clause (i), set aside and hold in trust for Purchaser an amount equal to the sum of the estimated amount of Earned Discount accrued in respect of the Purchaser's Total Investment (based on rate information provided by the Administrator pursuant to Section 2.03), all other amounts due to Purchaser or the Administrator and the Servicer's Fee (in each case, accrued through such day) and not so previously set aside; provided that unless the Administrator shall request it to do so in writing (which writing shall set forth the reason for such request), Servicer shall not be required to hold Collections that have been set aside in a separate deposit account containing only such Collections;

          (iii) apply the Collections allocated to the Asset Interest pursuant to clause (i) and not required to be set aside pursuant to clause (ii) to the purchase from Seller of ownership interests in Pool Assets (each such purchase being a "Reinvestment"); provided that (A) if the then Asset Interest, expressed as a percentage of Net Pool Balance, would exceed the Allocation Limit, then, Servicer shall not reinvest, but shall set aside and hold for the benefit of Purchaser, a portion of such Collections which, together with other Collections previously set aside and then so held, shall equal the amount necessary to reduce the Asset Interest to the Allocation Limit; and (B) if the conditions precedent to Reinvestment in clause
     (a), (b) or (d) of Section 5.02 are not satisfied then Servicer shall not reinvest, but shall set aside and hold for the benefit of Purchaser, any of such remaining Collections; and

          (iv) pay to Seller (A) the portion of such Collections not allocated to the Asset Interest pursuant to clause (i) and
     (B) the Collections applied to Reinvestment pursuant to clause
     (iii).

     (b) Unreinvested Collections. Servicer shall set aside and hold in trust for the benefit of Purchaser all Collections which pursuant to clause (iii) of Section 1.03(a), may not be reinvested in Pool Assets; provided that unless the Administrator shall request it to do so in writing (which writing shall set forth the reason for such request), Servicer shall not be required to hold Collections that have been set aside in a separate deposit account containing only such Collections. If, prior to the date when such Collections are required to be paid to the Administrator for the benefit of Purchaser pursuant to Section 1.03(c), the amount of Collections so set aside exceeds the amount, if any, necessary to reduce the Asset Interest to the Allocation Limit, and the conditions precedent to Reinvestment set forth in clauses (a), (b) and (d) of Section 5.02 are satisfied, then the Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) to the making of a Reinvestment.

     (c)  Reduction of Purchaser's Total Investment.  The
Purchaser's Total Investment shall not be reduced by the amount of Collections set aside pursuant to this Section unless and until such Collections are actually delivered to the Administrator pursuant hereto.

     SECTION 1.04. Asset Interest. (a) Components of Asset Interest. On any date the Asset Interest will represent Purchaser's combined undivided percentage ownership interest in (i) all then outstanding Pool Receivables, (ii) related Contracts, (iii) all Related Security with respect to such Pool Receivables, (iv) the Accounts, (v) all Collections with respect to, and other proceeds of, such Pool Receivables, Contracts and Related Security as at such date and (vi) all books and records evidencing or related to the foregoing (collectively, the "Pool Assets").

     (b)  Computation of Asset Interest.  On any date, the Asset
Interest will be equal the following fraction (expressed as a percentage):

                                  PTI + LR
                                  --------
                                     NPB
where:

     PTI  = the then Purchaser's Total Investment;

     LR   = the then Loss Reserve; and

     NPB  = the then Net Pool Balance;

provided, however, that the Asset Interest, as computed as of the day immediately preceding the Termination Date, will remain constant at all times on and after the Termination Date until the Final Payout Date, unless at any time the Administrator requests a recalculation of the Asset Interest and such recalculation produces a higher Asset Interest, in which case the Asset Interest shall remain constant at such higher amount following such recalculation until the Final Payout Date, or, if earlier, until the date of the next such recalculation of a higher Asset Interest; and provided, further, that the Asset Interest shall not exceed 100%.

     (c) Frequency of Computation. The Asset Interest shall be computed, as provided in Sections 1.04 and 3.01, as of the Cut-Off Date for each Settlement Period. In addition, the Administrator may require Servicer to provide an Information Package for purposes of computing the Asset Interest as of any other date, utilizing the then most recently available information, and the Servicer agrees to do so within 3 Business Days of its receipt of the Administrator's written request.


                                 ARTICLE II

                             COMPUTATIONAL RULES

     SECTION 2.01. Computation of Purchaser's Total Investment. In making any determination of Purchaser's Total Investment, the following rules shall apply:

          (a) Purchaser's Total Investment shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually delivered to the Administrator pursuant hereto; and

          (b) Purchaser's Total Investment shall not be considered reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or otherwise returned for any reason.

     SECTION 2.02. Computation of Earned Discount. In making any determination of Earned Discount, the following rules shall apply:

          (a) the Administrator shall determine the Earned Discount accruing with respect to the Purchaser's Total Investment, in accordance with the definition of Earned Discount;

          (b) no provision of this Agreement shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law; and

          (c) Earned Discount shall not be considered paid by any distribution if at any time such distribution is rescinded or otherwise returned for any reason.

     SECTION 2.03. Estimates of Earned Discount Rate, Fees, etc. For purposes of determining the amounts required to be set aside by Servicer pursuant to Section 1.03, the Administrator shall notify Servicer from time to time of the Earned Discount Rate applicable to the Purchaser's Total Investment and the rates at which fees and other amounts are accruing hereunder. It is understood and agreed that (i) the Earned Discount Rate may change from time to time, (ii) certain rate information provided by the Administrator to Servicer shall be based upon the Administrator's good faith estimate, (iii) the amount of Earned Discount actually accrued with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Servicer, and (iv) the amount of fees or other payables accrued hereunder with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Servicer. Failure to set aside any amount so accrued shall not relieve Servicer of its obligation to remit Collections to the Administrator with respect to such accrued amount, as and to the extent provided in Section 3.01.


                                 ARTICLE III

                                 SETTLEMENTS

     SECTION 3.01.  Settlement Procedures.

     The parties hereto will take the following actions with respect to each Settlement Period:

          (a) Information Package. On the seventh Business Day following the Cut-Off Date for such Settlement Period (each, a "Reporting Date"), Servicer shall deliver to the Administrator a diskette containing the information described in Exhibit 3.01 (each, an "Information Package").

          (b) Earned Discount; Other Amounts Due. On the first Business Day following such Cut-Off Date, the Administrator shall notify Servicer of (i) the amount of Earned Discount that will have accrued in respect of the Purchaser's Total Investment during such Settlement Period, and (ii) all fees and other amounts accrued and payable by Seller under this Agreement (other than Purchaser's Total Investment).

          (c) Settlement Date Procedure - Reinvestment Period. On the fifteenth day of each month, or if such day is not a Business Day, the next succeeding Business Day (each, a "Settlement Date") prior to the Termination Date, the Servicer shall distribute from Collections set aside pursuant to Section 1.03(a)(ii) and (iii) and (b) during the immediately preceding Settlement Period the following amounts in the following order:

               (1) to the Administrator, an amount equal to the Earned Discount accrued during such Settlement Period, plus any previously accrued Earned Discount not paid on a prior Settlement Date, which amount shall be distributed by the Administrator to the Purchaser for application to such Earned Discount;

               (2) to the Administrator, an amount equal to the Program Fee and the Commitment Fee accrued during such Settlement Period, plus any previously accrued Program Fee and Commitment Fee not paid on a prior Settlement Date;

               (3)  to the Servicer, if the Servicer is not
          Strawbridge, an amount equal to the Servicer's Fee accrued during such Settlement Period, to the extent that such Servicer's Fee does not exceed the Servicer's Fee that would have accrued if such Servicer's Fee had been calculated using a Servicer's Fee Rate of 2%;

               (4) to the Administrator, all other amounts then due under this Agreement to the Administrator, the Purchaser, the Affected Parties or the Indemnified Parties;

               (5) to the Administrator, an amount equal to the amount, if any, necessary to reduce the Asset Interest to the Allocation Limit, which amount shall be distributed by the Administrator to the Purchaser for application to the Purchaser's Total Investment;

               (6)  to the Servicer, an amount equal to the
          Servicer's Fee accrued during such Settlement Period to the extent not paid pursuant to subparagraph (3) above, plus any previously accrued Servicer's Fee not paid on a prior Settlement Date; and

               (7)  to the Seller, any remaining amounts.

          (d) Settlement Date Procedure - Liquidation Period. On each Settlement Date during the Liquidation Period, the Servicer shall distribute from Purchaser's Share of Collections received, or deemed received pursuant to Section 3.02, during the immediately preceding Settlement Period the following amounts in the following order:

               (1) to the Administrator, an amount equal to the Earned Discount accrued during such Settlement Period, plus any previously accrued Earned Discount not paid on a

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

          prior Settlement Date, which amount shall be distributed by the Administrator to the Purchaser for application to such Earned Discount;

               (2) to the Administrator, an amount equal to the Program Fee and Commitment Fee accrued during such Settlement Period, plus any previously accrued Program Fee and Commitment Fee not paid on a prior Settlement Date;

               (3)  to the Servicer, if the Servicer is not
          Strawbridge, an amount equal to the Servicer's Fee accrued during such preceding Settlement Period, to the extent that such Servicer's Fee does not exceed the Servicer's Fee that would have accrued if such Servicer's Fee had been calculated using a Servicer's Fee Rate of 2%;

               (4) to the Administrator, all other amounts then due under this Agreement to the Administrator, the Purchaser, the Affected Parties or the Indemnified Parties;

               (5) to the Administrator, an amount equal to the remaining Purchaser's Share of Collections until the Purchaser's Total Investment is reduced to zero, which amount shall be distributed by the Administrator to the Purchaser for application to the Purchaser's Total Investment;

               (6)  to the Servicer, an amount equal to the
          Servicer's Fee accrued during such Settlement Period, to the extent not paid pursuant to subparagraph (3) above, plus any previously accrued Servicer's Fee not paid on a prior Settlement Date; and

               (7)  to the Seller, any remaining amounts.

          (e) Non-Distribution of Servicer's Fee. Unless the Administrator gives written notice to the contrary to Servicer (which notice may be given at any time), the amounts (if any) set aside pursuant to Section 1.03 in respect of Servicer's Fee may be retained by Servicer, in which case no distribution shall be made in respect of Servicer's Fee pursuant to clause
     (c) or (d) above.

          (f)  Delayed Payment.  If on any day described in this
     Section 3.01 because Collections during the relevant Settlement Period were less than the aggregate amounts payable, Servicer shall not make any payment otherwise required, the next available Collections in respect of the Asset Interest shall be applied to such payment, subject to the priorities set forth in paragraphs (c) and (d) above, and no Reinvestment shall be

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

     permitted hereunder until such amount payable has been paid in full.

     SECTION 3.02.  Deemed Collections; Reduction of Purchaser's
Total Investment, Etc.

     (a)  Deemed Collections.  If on any day

          (i)  the Unpaid Balance of any Pool Receivable is

               (A) reduced as a result of any defective, rejected or returned merchandise or services, any cash discount, or any incorrect billing or other adjustment by Seller or any Affiliate of Seller,

               (B) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against Seller or any Affiliate of Seller or any other Person (whether such claim arises out of the same or a related or an unrelated transaction), or

               (C) reduced on account of the obligation of Seller or any Affiliate of Seller to pay to the related Obligor any rebate or refund, or

               (D) less than the amount included in calculating the Net Pool Balance for purposes of any Information Package, or

          (ii) any of the representations or warranties of Seller set forth in Section 6.01(l) or (p) were not true when made with respect to any Pool Receivable, or any of the representations or warranties of Seller set forth in
     Section 6.01(l) are no longer true with respect to any Pool
     Receivable, or

          (iii)  without duplication, Seller receives a Deemed
     Collection (as defined in the Purchase Agreement),

then, on such day, Seller shall be deemed to have received a Collection of such Pool Receivable

               (I) in the case of clause (i) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance and the amount included in calculating such Net Pool Balance, as applicable;

               (II) in the case of clause (ii) above, in the amount of the Unpaid Balance of such Pool Receivable; and

               (III) in the case of clause (iii) above, in the amount so received as a Deemed Collection.

     (b)  Seller's Optional Reduction of Purchaser's Total
Investment. Seller may at any time elect to reduce the Purchaser's Total Investment as follows:

          (i)  Seller shall give the Administrator at least
     3 Business Days' prior written notice of such reduction (including the amount of such proposed reduction and the proposed date on which such reduction will commence),

          (ii) on the proposed date of commencement of such reduction and on each day thereafter, Servicer shall refrain from reinvesting Collections pursuant to Section 1.03 until the amount thereof not so reinvested shall equal the amount of such reduction, and

          (iii) Servicer shall hold such Collections in trust for Purchaser, pending payment to the Administrator, as provided in
     Section 1.03;

provided that,

               (A) the amount of any such reduction shall be not less than $1,000,000 and the Purchaser's Total Investment after giving effect to such reduction shall be not less than $10,000,000 (unless such reduction reduces
          Purchaser's Total Investment to zero), and

               (B) Seller shall use reasonable efforts to attempt to choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Settlement Period to the extent possible.

     SECTION 3.03.  Payments and Computations, Etc.

     (a) Payments. All amounts to be paid or deposited by Seller or Servicer to the Administrator or any other Person hereunder (other than amounts payable under Section 4.02) shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Pittsburgh time) on the day when due in lawful money of the United States of America in same day funds (i) in the case of amounts to be paid or deposited in respect of accrued and unpaid Earned Discount or in reduction of Purchaser's Total Investment, to the Administrator at PNC Bank, ABA #043000096, for credit to Account #1002420425; Reference: Strawbridge Receivables and (ii) in the case of all fees, expenses and other amounts (other than amounts payable under Section 4.02), to the Administrator at PNC Bank, ABA

#043000096, for credit to Account #1-188375, Attention: Charlene
Wilson, 7001.

     (b) Late Payments. Seller or Servicer, as applicable, shall, to the extent permitted by law, pay to Purchaser interest on all amounts not paid or deposited when due hereunder at 1% per annum above the Alternate Base Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

     (c) Method of Computation. All computations of interest, Earned Discount, any fees payable under Sections 4.01(b) and (c) and any other fees payable by Seller to Purchaser or the Administrator in connection with Purchases or the Asset Interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

     SECTION 3.04. Treatment of Collections and Deemed Collections. Seller shall forthwith deliver to Servicer all Collections deemed received by Seller pursuant to Section 3.02(a), and Servicer shall hold or distribute such Collections as Earned Discount, accrued Servicer's Fee, repayment of Purchaser's Total Investment, etc. to the same extent as if such Collections had actually been received on the date of such delivery to Servicer. If Collections are then being paid to the Administrator, or lock boxes or accounts directly or indirectly owned or controlled by the Administrator, Servicer shall forthwith cause such deemed Collections to be paid to the Administrator or to such lock boxes or accounts, as applicable, or as the Collateral Agent shall request in writing. So long as Seller shall hold any Collections or deemed Collections required to be paid to Servicer or the Administrator it shall hold such Collections in trust and shall clearly mark its records to reflect such trust; provided that unless the Administrator shall request it to do so in writing, Seller shall not be required to hold such Collections in a separate deposit account containing only such Collections.


                                 ARTICLE IV

                          FEES AND YIELD PROTECTION

     SECTION 4.01.  Fees.

     Seller shall pay to the Administrator, for the account of Purchaser, certain fees, payable on such dates and in such amounts as are set forth in the letter dated the date hereof from the Administrator to Seller and Strawbridge (as amended from time to time, the "Fee Letter").

     SECTION 4.02.  Yield Protection.

     (a) If (i) Regulation D or (ii) any Regulatory Change occurring after the date hereof

          (A) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party; or

          (B) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party;

          (C) shall impose any other condition affecting any Asset Interest owned or funded in whole or in part by any Affected
     Party, or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor; or

          (D) shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;

and the result of any of the foregoing is or would be

          (x) to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) an Affected Party funding or making or maintaining any Purchases or Reinvestments, any purchases, reinvestments, or loans or other extensions of credit under any Program Support Agreement, or any commitment of such Affected Party with respect to any of the foregoing,

          (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, or under any Program Support Agreement with respect thereto, or

          (z) in the reasonable determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party could otherwise have achieved but for Regulation D or such Regulatory Change, then within thirty days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction. This
Section 4.02(a) shall not apply to taxes.

     (b) Each Affected Party will promptly notify Seller and the Administrator of any event of which it has knowledge which will entitle such Affected Party to compensation pursuant to this Section 4.02; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.

     (c) In determining any amount provided for or referred to in this Section 4.02, an Affected Party may use any reasonable averaging and attribution methods that it (in its sole discretion) shall deem applicable. Any Affected Party when making a claim under this Section 4.02 shall submit to Seller a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon Seller.

     (d) Subject to Section 4.02(f), any and all payments made under this Agreement shall be made free and clear of, and without deduction for, any and all present or future Taxes. If any amount of Taxes shall be required by law to be deducted from or in respect of any sum payable hereunder to any Foreign assignee or participant of Purchaser, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.02(d)), such Foreign assignee or participant of Purchaser, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Seller shall make such deductions and (iii) Seller shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (e) Each Foreign assignee or participant of Purchaser, on or prior to the date pursuant to which it becomes an assignee or participant of Purchaser, and from time to time thereafter if requested in writing by Seller (unless such Foreign assignee or participant of Purchaser can no longer lawfully do so due to a change in law subsequent to the date it became an assignee or participant of Purchaser hereunder), shall provide Seller with Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Foreign assignee or participant of Purchaser is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest to zero or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

     (f) For any period with respect to which a Foreign assignee or participant of Purchaser has failed to provide the Seller with the appropriate form described in Section 4.02(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Foreign assignee or participant of Purchaser shall not be entitled to payments of additional amounts under Section 4.02(d).

     SECTION 4.03. Funding Losses. In the event that any Liquidity Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Liquidity Bank to make any Liquidity Loan or maintain any Liquidity Loan) as a result of (i) any settlement with respect to any portion of Purchaser's Total Investment funded by a Liquidity Loan being made on any day other than a Settlement Date, or (ii) any Purchase not being made in accordance with a request therefore under Section 1.02 (other than by reason of (a) a default by such Liquidity Bank, (b) Purchaser's failure to make available to the Administrator the required funds as set forth in Section 1.02(b) or (c) the Administrator's failure to make available the required funds to Seller as set forth in Section 1.02(b)), then, upon written notice from the Administrator to Seller and Servicer, Seller shall pay to Servicer, and Servicer shall pay to the Administrator for the account of such Liquidity Bank, the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Seller and Servicer.


                                  ARTICLE V

                            CONDITIONS PRECEDENT

     SECTION 5.01. Conditions Precedent to Effectiveness. The effectiveness of this Amended and Restated Receivables Purchase Agreement is subject to the condition precedent that the Administrator shall have received, on or before the date of such effectiveness, the following, each (unless otherwise indicated) dated such date and in form and substance satisfactory to the
Administrator:

          (a) A copy of the resolutions of the Board of Directors of each of Strawbridge and Seller approving this Agreement and the other Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

          (b) A good standing certificate for Strawbridge issued by the Secretary of State of Pennsylvania; good standing certificates for Seller issued by the Secretaries of State of Pennsylvania and Delaware;

          (c) A certificate of the Secretary or Assistant Secretary of each of Strawbridge and Seller certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it hereunder (on which certificate the Administrator and Purchaser may conclusively rely until such time as the Administrator shall receive from Strawbridge or Seller, as the case may be, a revised certificate meeting the requirements of this subsection (c));

          (d) The Articles of Incorporation of Seller, duly certified by the Secretary of State of Delaware, as of a recent date acceptable to the Administrator, together with a copy of the by-laws of Seller, duly certified by the Secretary or an Assistant Secretary of Seller; the Articles of Incorporation of Strawbridge, duly certified by the Secretary of State of Pennsylvania, as of a recent date acceptable to the Administrator, together with a copy of the by-laws of Strawbridge, duly certified by the Secretary or an Assistant Secretary of Strawbridge;

          (e) Acknowledgment copies of (i) proper financing statements (Form UCC-1), filed on or prior to the date hereof, naming Seller as the debtor and seller of Receivables or an undivided interest therein and Purchaser as the secured party and purchaser, (ii) terminations of the financing statements filed naming Strawbridge as the debtor and Clipper as the secured party pursuant to the Original Purchase Agreement, and
     (iii) proper financing statements (Form UCC-1), filed on or prior to the date hereof, naming Strawbridge as the debtor and seller of Receivables, Seller as the secured party and purchaser and Purchaser as assignee or, in each case, other, similar instruments or documents, as may be necessary or, in the opinion of the Administrator, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect Purchaser's interests in the Pool Assets;

          (f) A search report provided in writing to the Administrator, listing all effective financing statements that name Strawbridge or Seller as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection
     (e) above and in such other jurisdictions that Administrator shall reasonably request, together with copies of such financing statements (none of which shall cover any Pool Assets, other than those in favor of Clipper);

          (g) Duly executed copies of amended Lock-Box Agreements with each of the Lock-Box Banks;

          (h) Favorable opinions of Morgan, Lewis & Bockius LLP, counsel to Seller and Strawbridge, in substantially the forms of Exhibit 5.01(h)-1 and 5.01(h)-2;

          (i) Such powers of attorney as the Administrator shall reasonably request to enable the Administrator to collect all amounts due under any and all Pool Receivables;

          (j)  An Information Package, with a Cut-Off Date of
     October 28, 1995;

          (k) The Purchase Agreement, duly executed by Strawbridge and Seller, together with a copy of all documents required to be delivered thereunder;

          (l) The Liquidity Agreement, duly executed by Purchaser, the Liquidity Agent and each Liquidity Bank;

          (m) The Assignment Agreement, duly executed by the parties thereto; and

          (n)  The Fee Letter, duly executed by Seller and Servicer.

     SECTION 5.02. Conditions Precedent to All Purchases and Reinvestments. Each Purchase and each Reinvestment hereunder shall be subject to the further conditions precedent that on the date of such Purchase or Reinvestment the following statements shall be true (and Seller by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment shall be deemed to have certified that):

          (a)  the representations and warranties contained in
     Article VI are correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

          (b) no event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes a Liquidation Event or Unmatured Liquidation Event,

          (c) after giving effect to each proposed Purchase or Reinvestment, Purchaser's Total Investment will not exceed the Purchase Limit and the Asset Interest, expressed as a percentage of Net Pool Balance, will not exceed the Allocation Limit, and

          (d)  the Termination Date shall not have occurred;

provided, however, the absence of the occurrence and continuance of an Unmatured Liquidation Event shall not be a condition precedent to any Reinvestment or any Purchase which does not cause the Purchaser's Total Investment, after giving effect to such Reinvestment or Purchase, to exceed the Purchaser's Total Investment as of the opening of business of the day of such Reinvestment or Purchase.


                                 ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES

     SECTION 6.01.  Representations and Warranties of Seller.
Seller represents and warrants as follows:

          (a) Organization and Good Standing. Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables.

          (b) Due Qualification. Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the failure to so qualify or obtain such licenses or approvals would have a Material Adverse Effect.

          (c) Power and Authority; Due Authorization. Seller (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (C) sell and assign the Asset Interest on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents and the sale and assignment of the Asset Interest on the terms and conditions herein provided.

          (d) Valid Sale; Binding Obligations. This Agreement constitutes a valid sale, transfer, and assignment of the Asset Interest to Purchaser, enforceable against creditors of, and purchasers from, Seller; and this Agreement constitutes, and each other Transaction Document to be executed by Seller when duly executed and delivered will constitute, a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (A) the articles of incorporation or by-laws of Seller, or (B) in any material respect, any indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any of Seller's properties pursuant to the terms of any such indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, or (iii) violate any law or any order, rule, or regulation applicable to Seller of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Seller or any of its properties.

          (f) No Proceedings. There are no proceedings or investigations pending, or, to Seller's knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Transaction Document to which Seller is a party, (ii) seeking to prevent the sale and assignment of any Asset Interest or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document to which Seller is a party, or (iii) seeking any determination or ruling that might have a Material Adverse Effect or seeking to adversely affect the federal income tax attributes of the Purchases or Reinvestments hereunder.

          (g) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

          (h) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Seller of this Agreement or any other Transaction Document, except for the filing of the UCC financing statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.

          (i)  Financial Condition.  (x) As of the date hereof
     (after giving effect to the transactions contemplated by the

     Transaction Documents), Seller is solvent and (y) since the date of Seller's incorporation, there has been no material adverse change in Seller's financial condition, business or results of operations.

          (j) Litigation. No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and no threat by any person has been made to attempt to obtain any such decision that would prevent, Seller from conducting a material part of its business operations.

          (k) Margin Regulations. The use of all funds obtained by Seller under this Agreement will not conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

          (l) Quality of Title. Each Pool Receivable, together with each other Pool Asset, is owned by Seller free and clear of any Lien (other than any Lien arising solely as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator); when Purchaser makes a Purchase or Reinvestment, it shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority undivided percentage ownership interest to the extent of the Asset Interest in each Pool Receivable, and each other Pool Asset, free and clear of any Lien (other than any Lien arising solely as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator); and no financing statement or other instrument similar in effect covering any Pool Receivable, or any other Pool Asset is on file in any recording office except such as may be filed (i) in favor of Purchaser or the Administrator in accordance with this Agreement or in connection with any Lien arising solely as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator, (ii) in favor of Seller pursuant to the Purchase Agreement, or (iii) in favor of the Liquidity Agent.

          (m) Accurate Reports. No Information Package (if prepared by Seller or its Affiliate, or to the extent information therein was supplied by Seller or its Affiliate) or other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of Seller or its Affiliates to the Administrator or Purchaser in connection with this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Administrator and Purchaser at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          (n) Offices. The chief place of business and chief executive office of Seller are located at the address of Seller referred to in Section 14.02, and the offices where Seller keeps all its books, records and documents evidencing Pool Receivables, the related Accounts and Contracts and all other agreements related to such Pool Receivables are located at the addresses specified in Schedule 6.01(n) (or at such other locations, notified to the Administrator in accordance with
     Section 7.01(f), in jurisdictions where all action required by
     Section 8.05 has been taken and completed).

          (o) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the lock-box accounts of Seller at such Lock-Box Banks, are specified in Schedule 6.01(o) (or have been notified to the Administrator in accordance with Section 7.03(d)).

          (p) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Purchase, Reinvestment or other calculation of the Net Pool Balance shall be an Eligible Receivable on such date.

          (q) No Disclosure Required. Under applicable laws and regulations in effect on the date hereof, Seller is not required to file a copy of this Agreement with the Securities and Exchange Commission or any other governmental authority.

     SECTION 6.02. Representations and Warranties of Strawbridge. Strawbridge, as Servicer, represents and warrants as follows:

          (a) Organization and Good Standing. Strawbridge has been duly organized and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

          (b) Due Qualification. Strawbridge is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the failure to so qualify or obtain such licenses or approvals would have a Material Adverse Effect.

          (c)  Power and Authority; Due Authorization.  Strawbridge
     (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (B) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

          (d) Binding Obligations. This Agreement constitutes, and each other Transaction Document to be executed by Strawbridge when duly executed and delivered will constitute, a legal, valid and binding obligation of Strawbridge enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (A) the articles of incorporation or by-laws of Strawbridge, or (B) in any material respect, any indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which Strawbridge is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any of Strawbridge's properties pursuant to the terms of any such indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than the Purchase Agreement or (iii) violate any law or any order, rule, or regulation applicable to Strawbridge of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Strawbridge or any of its properties.

          (f) No Proceedings. There are no proceedings or investigations pending, or, to Strawbridge's knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Transaction Document to which Strawbridge is a party, (ii) seeking to prevent the sale and assignment of any Asset Interest or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document to which Strawbridge is a party, or (iii) seeking any determination or ruling that might have a Material Adverse Effect.

          (g) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Strawbridge of this Agreement or any other Transaction Document to which it is a party.

          (h) Financial Condition. (x) The consolidated balance sheets of Strawbridge and its consolidated subsidiaries as at January 28, 1995, and the related statements of income and shareholders' equity of Strawbridge and its consolidated subsidiaries for the fiscal year then ended, certified by Ernst & Young, independent certified public accountants, and the consolidated balance sheets of Strawbridge and its consolidated subsidiaries as at July 29, 1995 and the related statements of income and shareholders' equity of Strawbridge and its consolidated subsidiaries for the six month period then ended, copies of which have been furnished to the Administrator, fairly present the consolidated financial condition, business and results of operations of Strawbridge and its consolidated subsidiaries as at such dates and the consolidated results of the operations of Strawbridge and its consolidated subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied, and (y) since July 29, 1995 there has been no material adverse change in any such condition, business or results of operations except as described in Schedule 6.02(h).

          (i) Litigation. No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and no threat by any person has been made to attempt to obtain any such decision that would prevent, Strawbridge from conducting a material part of its business operations, except as described in Schedule 6.02(i).

          (j) Accurate Reports. No Information Package (if prepared by Strawbridge or its Affiliate, or to the extent information therein was supplied by Strawbridge or its Affiliate) or other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of Strawbridge or its Affiliates to the Administrator or Purchaser in connection with this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Administrator and Purchaser at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          (k) Offices. The chief place of business and chief executive office of Strawbridge are located at the address of Strawbridge referred to in Section 14.02, and the offices where Strawbridge keeps all its books, records and documents evidencing Pool Receivables, the related Accounts and Contracts and all other agreements related to such Pool Receivables are located at the addresses specified in Schedule 6.02(k) (or at such other locations, notified to the Administrator in accordance with Section 7.01(f)).

          (l) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the lock-box accounts at such Lock-Box Banks, are specified in
     Schedule 6.01(o) (or have been notified to the Administrator in accordance with Section 7.03(d)).

          (m) Servicing Programs. No license or approval is required for the Administrator's use of any program used by Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

          (n) No Disclosure Required. Under applicable laws and regulations in effect on the date hereof, Strawbridge is not required to file a copy of this Agreement with the Securities and Exchange Commission or any other governmental authority.


                                 ARTICLE VII

                 GENERAL COVENANTS OF SELLER AND STRAWBRIDGE

     SECTION 7.01. Affirmative Covenants of Seller and Strawbridge. From the date hereof until the Final Payout Date, each of Seller and Strawbridge covenants, as to itself, that it will, unless the Administrator shall otherwise consent in writing:

          (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Pool Receivables and related Accounts and Contracts.

          (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect.

          (c) Audits. (i) At any time and from time to time during regular business hours, permit the Administrator or any of its agents or representatives, upon at least two Business Days' prior notice (provided that no such notice shall be required if a Liquidation Event shall have occurred and be continuing) (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Seller or Strawbridge, as the case may be, relating to Pool Receivables, including, without limitation, the related Accounts and Contracts and other agreements, and (B) to visit the offices and properties of Seller or Strawbridge, as the case may be, for the purpose of examining such materials described in clause (i)(A) next above, and to discuss matters relating to Pool Receivables or Seller's or Strawbridge's, as the case may be, performance hereunder with any of its officers or employees having knowledge of such matters; and (ii) without limiting the provisions of clause (i) next above, from time to time on request of Administrator, permit internal auditors or other employees of the Administrator to conduct, at Seller's or Strawbridge's, as the case may be, reasonable expense, a review of Seller's or Strawbridge's, as the case may be, books and records.

          (d) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

          (e) Performance and Compliance with Receivables and Contracts. At its expense timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables and all other agreements related to such Pool Receivables, except insofar as the failure to perform and comply would not materially and adversely affect the rights of Purchaser hereunder or the collectability of such Pool Receivables.

          (f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables, all related Accounts and Contracts and all other agreements related to such Pool Receivables (and all original documents relating thereto), at the address(es) referred to in Section 6.01(n) or 6.02(k), as the case may be, or, upon 30 days' prior written notice to the Administrator, at such other locations in jurisdictions where all action required by Section 8.05 shall have been taken and completed.

          (g) Credit and Collection Policies. Comply in all material respects with its Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

          (h) Collections. Instruct all Obligors to cause all Collections of Pool Receivables to be deposited directly with a Lock-Box Bank. From and after the occurrence of a Liquidation Event, deposit all Collections received in Strawbridge's stores or otherwise received by Seller or Strawbridge into an account at a Lock-Box Bank within one Business Day of receipt.

     SECTION 7.02. Reporting Requirements of Seller. From the date hereof until the Final Payout Date, Seller shall, unless the Administrator shall otherwise consent in writing, furnish to the
Administrator:

          (a) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of Seller, copies of the financial statements of Seller prepared in conformity with generally accepted accounting principles and duly certified by independent certified public accountants of recognized standing selected by Seller;

          (b) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event as defined in Article IV of ERISA which Seller files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which Seller receives from the Pension Benefit
     Guaranty Corporation;

          (c) Liquidation Events. As soon as possible and in any event within three Business Days after the occurrence of each Liquidation Event and each Unmatured Liquidation Event, a written statement of the Chairman, President, Treasurer or any Vice President of Seller setting forth details of such event and the action that Seller proposes to take with respect thereto;

          (d) Litigation. As soon as possible and in any event within three Business Days of Seller's knowledge thereof, notice of (i) any litigation, investigation or proceeding to which Seller is a party or which could have a Material Adverse Effect and (ii) any material adverse development in previously disclosed litigation; and

          (e) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of Seller as the Administrator may from time to time reasonably request in order to protect the interests of the Administrator or Purchaser under this Agreement.

     SECTION 7.03. Reporting Requirements of Strawbridge. From the date hereof until the Final Payout Date, Strawbridge shall, unless the Administrator shall otherwise consent in writing, furnish to the
Administrator:

          (a) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Strawbridge, copies of the financial statements of Strawbridge and its Subsidiaries prepared on a consolidated basis in conformity with generally accepted accounting principles, duly certified by the chief financial officer of Strawbridge;

          (b) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of Strawbridge, copies of the financial statements of Strawbridge and its Subsidiaries prepared on a consolidated basis in conformity with generally accepted accounting principles and duly certified by independent certified public accountants of recognized standing selected by Strawbridge;

          (c) Reports to Holders and Exchanges. In addition to the reports required by subsections (a) and (b) next above, promptly upon the Administrator's request, copies of any reports which Strawbridge sends to any of its securityholders, and any reports or registration statements that Strawbridge files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling securities;

          (d) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event as defined in Article IV of ERISA which Strawbridge files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which Strawbridge receives from the Pension Benefit Guaranty Corporation;

          (e) Liquidation Events. As soon as possible and in any event within three Business Days after the occurrence of each Liquidation Event and each Unmatured Liquidation Event, a written statement of the Chairman, President, Treasurer or any Vice President of Strawbridge setting forth details of such event and the action that Strawbridge proposes to take with respect thereto;

          (f) Litigation. As soon as possible and in any event within three Business Days of Strawbridge's knowledge thereof, notice of (i) any litigation, investigation or proceeding which could have a Material Adverse Effect and (ii) any material adverse development in previously disclosed litigation;

          (g) Change in Credit and Collection Policy. Prior to its effective date, notice of (i) any material change in the character of Strawbridge's business or (ii) any change in the Credit and Collection Policy; and

          (h) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of Strawbridge as the Administrator may from time to time reasonably request in order to protect the interests of the Administrator or Purchaser under this Agreement.

     SECTION 7.04. Negative Covenants of Seller. From the date hereof until the Final Payout Date, Seller will not, without the prior written consent of the Administrator:

          (a) Sales, Liens, Etc. Except as otherwise provided herein or in the Purchase Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Pool Receivable or related Account or Contract or Related Security, or any interest therein, or any lock-box account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing.

          (b) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02 or as ordered by a court of competent jurisdiction, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

          (c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectability of any Pool Receivable or otherwise adversely affect the interests or remedies of Purchaser under this Agreement or any other Transaction Document.

          (d) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank from those listed in

     Schedule 6.01(o) or make any change in its instructions to Obligors regarding payments to be made to Seller or Servicer or payments to be made to any Lock-Box Bank, unless the Administrator shall have received notice of such addition, termination or change and duly executed copies of Lock-Box Agreements with each new Lock-Box Bank and shall have approved the identity of such Lock-Box Bank.

          (e) Mergers, Sales, Etc. Be a party to any merger or consolidation, or sell, transfer, convey or lease all or substantially all of its assets, or sell or assign with or without recourse any Pool Receivables or any interest therein (other than pursuant hereto).

          (f) Deposits to Special Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

          (g)  Amend Purchase Agreement or Certificate of
     Incorporation. Amend, modify or waive any provisions of the Purchase Agreement or its certificate of incorporation.

          (h) Restricted Payments. Make any payment, dividend, loan or other distribution of any kind to Strawbridge or any of its affiliates, purchase or redeem any shares of capital stock of Seller, or set aside any funds for any such purpose, or make any payment in cash with respect to the company Note (as defined in the Purchase Agreement) or the purchase of Receivables under the Purchase Agreement, unless after giving effect thereto, Seller's tangible net worth is at least $15,000,000.

          (i) Incurrence of Indebtedness. Incur or permit to exist any indebtedness or liability for borrowed money or for the different purchase price of any property or services, except
     (i) indebtedness not exceeding $4,995 at any one time outstanding and (ii) Seller's obligations hereunder and under the other Transaction Documents.

     SECTION 7.05. Negative Covenants of Strawbridge. From the date hereof until the Final Payout Date, Strawbridge will not, without the prior written consent of the Administrator:

          (a) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02 or as ordered by a court of competent jurisdiction, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

          (b) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectability of any Pool Receivable or otherwise adversely affect the interests or remedies of Purchaser under this Agreement or any other Transaction Document.

          (c) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank from those listed in
     Schedule 6.01(o) or make any change in its instructions to Obligors regarding payments to be made to Seller or Servicer or payments to be made to any Lock-Box Bank, unless the Administrator shall have received notice of such addition, termination or change and duly executed copies of Lock-Box Agreements with each new Lock-Box Bank and shall have approved the identity of such Lock-Box Bank.

          (d) Mergers, Sales, Etc. Be a party to any merger or consolidation, or, except in the ordinary course of its business, sell, transfer, convey or lease all or substantially all of its assets, or sell or assign with or without recourse any Pool Receivables or any interest therein (other than pursuant hereto), or permit any Subsidiary to be a party to any merger or consolidation, except for any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any wholly-owned Subsidiary (other than Seller) into Strawbridge or into, with or to any other wholly-owned Subsidiary.

          (e) Deposits to Special Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

     SECTION 7.06 Separate Corporate Existence. Each of Strawbridge and Seller hereby acknowledges that Purchaser, the Liquidity Banks and the Administrator, are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon Seller's identity as a legal entity separate from Strawbridge. Therefore, from and after the date hereof, Seller shall take all steps specifically required by this Agreement or by Purchaser or the Administrator to continue Seller's identity as a separate legal entity and to make it apparent to third Persons that Seller is an entity with assets and liabilities distinct from those of Servicer, Strawbridge and any other Person, and is not a division of Servicer, Strawbridge or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, Seller and Strawbridge shall take such actions as shall be required in order that:

          (a) Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to acquiring receivables from affiliates of the corporation, selling, pledging or otherwise transferring undivided fractional ownership interests in such receivables, entering into agreements relating to the acquisition and servicing of such receivables, selling, pledging or transferring such ownership interests, organizing and creating one or more trusts to engage in all of the foregoing activities, investing in and selling beneficial interests in such trusts and engaging in any activity and exercising any powers permitted to corporations under the laws of the State of Delaware which are incidental to and necessary or convenient to accomplishing the foregoing;

          (b) Not less than one member of Seller's Board of Directors (the "Independent Director") shall be an individual who (i) is in fact independent, (ii) does not have any direct financial interest or any material indirect financial interest in the corporation or in any Affiliate of the corporation,
     (iii) is not connected with the corporation or any Affiliate of the corporation as an officer, employee, promoter, underwriter, trustee, partner or person performing similar functions and
     (iv) is not, and has not been for a period of at least five (5) years, a director of any Affiliate of the corporation. The certificate of incorporation of Seller shall provide that (i) Seller's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Seller unless the Independent Director shall approve the taking of such action in writing prior to the taking of such action and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

          (c) The Independent Director shall not at any time serve as a trustee in bankruptcy for Seller, Strawbridge or any Affiliate thereof;

          (d) Any employee, consultant or agent of Seller will be compensated from Seller's funds for services provided to Seller. Seller will engage no agents other than its attorneys, auditors and other professionals, and a servicer for the Receivables Pool, which servicer will be fully compensated for its services to Seller by payment of the Servicer's Fee;

          (e) Seller will contract with Servicer to perform for Seller all operations required on a daily basis to service the Receivables Pool. Seller will pay Servicer the Servicer's Fee pursuant hereto. Seller will not incur any material indirect or overhead expenses for items shared between Seller and Strawbridge (or any other Affiliate thereof) which are not reflected in the Servicer's Fee. To the extent, if any, that

     Seller and Strawbridge (or any other Affiliate thereof) share items of expenses not reflected in the Servicer's Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Strawbridge shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal, agency and other fees;

          (f) Seller's operating expenses, including, without limitation, salaries of its employees and fair and reasonable allocations of overhead, if any, for shared office space, will not be paid by Strawbridge or any other Affiliate thereof;

          (g) Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of Strawbridge or any other Affiliate;

          (h) Seller's books and records will be maintained separately from those of Strawbridge and any other Affiliate thereof;

          (i) All financial statements of Strawbridge or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that (A) all of Seller's assets are owned by Seller, and (B) Seller is a separate corporate entity with creditors who have received security interests in Seller's assets;

          (j) Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of Strawbridge or any Affiliate thereof;

          (k) Seller will strictly observe corporate formalities in its dealings with Strawbridge or any Affiliate thereof, and funds or other assets of Seller will not be commingled with those of Strawbridge or any Affiliate thereof. Seller shall not maintain joint bank accounts or other depository accounts to which Strawbridge or any Affiliate thereof (other than Strawbridge in its capacity as Servicer) has independent access;

          (l) Any business transactions between Seller and Strawbridge (or any Affiliate thereof) shall be entered into upon terms and conditions that are substantially similar to those that would be available on an arm's-length basis with third parties other than Strawbridge (or any Affiliate thereof). Any Person that renders or otherwise furnishes services to Seller will be compensated by Seller at market rates for such services it renders or otherwise furnishes to Seller. Except as contemplated in the Transaction Documents neither Seller nor Strawbridge will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other;

          (m) Any dividends declared by Seller on any shares of its capital stock shall be declared only in accordance with all applicable laws and the provisions of this Agreement;

          (n) Seller and Strawbridge shall comply with all provisions of their respective certificates of incorporation and by-laws;

          (o) Seller shall not make any loans or advances to any third party (other than those permitted pursuant to Section 7.04(h));

          (p) Except as set forth in this Agreement, Seller shall not pledge its assets for the benefit of any Person, and Strawbridge shall not pledge any of its assets for the benefit of Seller;

          (q) Seller shall conduct its business in its own name and shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from all other
     Persons; and

          (r) Seller shall file its own tax returns or, if it is a member of a consolidated group, will join in the consolidated return of such group as a separate member thereof.


                                ARTICLE VIII

                        ADMINISTRATION AND COLLECTION

     SECTION 8.01.  Designation of Servicer.

     (a) Seller as Initial Servicer. The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated as Servicer hereunder ("Servicer") from time to time in accordance with this Section 8.01. Until the Administrator gives to Strawbridge a Successor Notice (as defined in Section 8.01(b)), Strawbridge is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof.

     (b) Successor Notice. Upon Strawbridge's receipt of a notice from the Administrator of the Administrator's designation of a new

Servicer (a "Successor Notice"), Strawbridge agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator reasonably believes will facilitate the transition of the performance of such activities to the new Servicer, and the Administrator (or its designee) shall assume each and all of Strawbridge's obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth, and Strawbridge shall use its best efforts to assist the Administrator (or its designee) in assuming such obligations. The Administrator agrees not to give Strawbridge a Successor Notice until after the occurrence of any Liquidation Event, in which case such Successor Notice may be given at any time in the Administrator's discretion. If Strawbridge disputes the occurrence of a Liquidation Event, Strawbridge may take appropriate action to resolve such dispute; provided that Strawbridge must terminate its activities hereunder as Servicer and allow the newly designated Servicer to perform such activities on the date provided by the Administrator as described above, notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute; provided, further that in the event that such dispute is resolved in favor of Strawbridge and no other Liquidation Event has occurred and is continuing, at Strawbridge's written request, Strawbridge shall be reinstated as Servicer.

     (c) Subcontracts. Servicer may, with the prior consent of the Administrator, subcontract with any other person for servicing, administering or collecting the Pool Receivables, provided that (i) Servicer shall remain liable for the performance of the duties and obligations of Servicer pursuant to the terms hereof and (ii) such subcontract provides for termination upon the occurrence of a Liquidation Event.

     (d) Servicer's Fee. Seller shall be responsible for the payment of (and, if paid by Purchaser or Administrator, shall on demand reimburse Purchaser or the Administrator for) Seller's Portion of the Servicing Fee. "Seller's Portion of the Servicing Fee" for any Settlement Period means an amount equal to (i) (w) the Servicer's Fee Rate times (x) the aggregate Unpaid Balance of the Pool Receivables as of the first day of such Settlement Period times
(y) 1/360 times (z) the number of days in such Settlement Period minus (ii) the Servicer's Fee for such Settlement Period.

     SECTION 8.02.  Duties of Servicer.

     (a) Appointment; Duties in General. Each of Seller, Purchaser and the Administrator hereby appoints as its agent Servicer, as from time to time designated pursuant to Section 8.01, to enforce its rights and interests in and under the Pool Receivables, the Related Security and the related Contracts. Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance

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

with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection
Policy.

     (b) Allocation of Collections; Segregation. Servicer shall set aside for the account of Seller and Purchaser their respective allocable shares of the Collections of Pool Receivables in accordance with Section 1.03 but shall not be required (unless otherwise requested by the Administrator) to segregate the funds constituting such portions of such Collections prior to the remittance thereof in accordance with said Section. If instructed by the Administrator, Servicer shall segregate and deposit with a bank designated by the Administrator, Purchaser's Share of Collections of Pool Receivables, set aside for Purchaser on the first Business Day following receipt by Servicer of such Collections in immediately available funds.

     (c) Modification of Receivables. So long as no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, Strawbridge, while it is Servicer, may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Unpaid Balance of, or defer payment of, or otherwise modify the terms of any Receivable as Strawbridge may determine to be appropriate to maximize Collections thereof; provided that, after giving effect to such extension of maturity or such adjustment, the Asset Interest, expressed as a percentage of Net Pool Balance, will not exceed the Allocation Limit, and the aggregate Unpaid Balance of the Receivables so extended, adjusted, deferred or modified in any monthly period does not exceed 10% of the Net Pool Balance for such period, and (ii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of Section 3.02(a).

     (d) Documents and Records. Seller shall deliver to Servicer, and Servicer shall hold in trust for Seller and Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

     (e) Certain Duties to Seller. Servicer shall, as soon as practicable following receipt, turn over to Seller (i) that portion of Collections of Pool Receivables representing Seller's undivided interest therein, and (ii) the Collections of any Receivable which is not a Pool Receivable. Servicer, if other than Strawbridge, shall, as soon as practicable upon demand, deliver to Seller all documents, instruments and records in its possession that evidence or relate to Receivables of Seller other than Pool Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables.

     (f) Termination. Servicer's authorization under this Agreement shall terminate upon the Final Payout Date.

     (g) Power of Attorney. Seller hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Seller all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Seller or transmitted or received by Purchaser (whether or not from Seller) in connection with any Receivable.

     SECTION 8.03.  Rights of the Administrator.

     (a) Notice to Obligors. At any time the Administrator may notify the Obligors of Pool Receivables, or any of them, of the ownership of Asset Interests by Purchaser.

     (b) Notice to Lock-Box Banks. At any time following the earliest to occur of (i) the occurrence of a Liquidation Event, (ii) the commencement of the Liquidation Period, and (iii) the warranty in Section 6.01(i) shall no longer be true, the Administrator is hereby authorized to give notice to the Lock-Box Banks, as provided in the Lock-Box Agreements, of the transfer to the Administrator of dominion and control over the lock-boxes and related accounts to which the Obligors of Pool Receivables make payments. Seller hereby transfers to the Administrator, effective when the Administrator shall give notice to the Lock-Box Banks as provided in the Lock-Box Agreements, the exclusive dominion and control over such lock-boxes and accounts, and shall take any further action that the Administrator may reasonably request to assist with such transfer.

     (c) Rights on Liquidation Event. At any time following the designation of a Servicer other than Strawbridge pursuant to Section 8.01:

          (i)  The Administrator may direct the Obligors of Pool
     Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Administrator.

          (ii) Strawbridge shall, at the Administrator's request and at Strawbridge's expense, give notice of the ownership of the Pool Receivables by Purchaser to each said Obligor and direct that payments be made directly to the Administrator.

          (iii)  Strawbridge shall, at the Administrator's request,
     (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables, and the related Accounts and Contracts and Related Security, or which are otherwise reasonably necessary or desirable to service such Pool Receivables, and make the same available to the

     Administrator at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner reasonably acceptable to the Administrator and promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator.

          (iv) Each of Strawbridge, Seller and Purchaser hereby authorizes the Administrator, and grants to the Administrator an irrevocable power of attorney, to take any and all steps in Seller's or Strawbridge name and on behalf of Strawbridge, Seller and Purchaser which are reasonably necessary or desirable, in the determination of the Administrator, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing Seller's or Strawbridge's name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts; provided that the Administrator shall not exercise its rights under such power of attorney unless a Liquidation Event shall have occurred and be continuing.

     SECTION 8.04. Responsibilities of Servicer. Anything herein to the contrary notwithstanding:

     (a) Contracts. Servicer shall perform all of its obligations under the Contracts related to the Pool Receivables and under other agreements related thereto to the same extent as if the Asset Interest had not been sold hereunder, and the exercise by the Administrator or its designee of its rights hereunder shall not relieve Servicer from such obligations.

     (b) Limitation of Liability. The Administrator and Purchaser shall not have any obligation or liability with respect to any Pool Receivables, Contracts or Accounts related thereto or any other related agreements, nor shall any of them be obligated to perform any of the obligations of Seller or Servicer thereunder.

     SECTION 8.05.  Further Action Evidencing Purchases and
Reinvestments.

     (a) Further Assurances. Seller agrees to mark its master data processing records evidencing such Pool Receivables and the related Contracts with a legend, acceptable to the Administrator, evidencing that the Asset Interest has been sold in accordance with this Agreement. Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Administrator or its designee may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the resulting Asset Interest, or to enable Purchaser or the Administrator or its designee to exercise or enforce any of their respective rights hereunder or under any Transaction Document. Without limiting the generality of the foregoing, Seller will upon the request of the Administrator or its designee execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.

     (b) Additional Financing Statements; Performance by Administrator. Seller hereby authorizes the Administrator or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Assets now existing or hereafter arising in the name of Seller. If Seller fails to perform any of its agreements or obligations under this Agreement, the Administrator or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Administrator or its designee incurred in connection therewith shall be payable by Seller as provided in Section 14.05.

     (c) Continuation Statements; Opinion. Without limiting the generality of subsection (a), Seller shall, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 5.01(e) or any other financing statement filed pursuant to this Agreement or in connection with any Purchase hereunder, unless the Final Payout Date shall have occurred:

          (i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

          (ii) deliver or cause to be delivered to the Administrator an opinion of the counsel for Seller referred to in Section 5.01(h) (or other counsel for Seller reasonably satisfactory to the Administrator), in form and substance reasonably satisfactory to the Administrator, confirming and updating the opinion delivered pursuant to Section 5.01(h)-1 to the effect that Purchaser's Total Interest hereunder continues to be a valid and perfected ownership or security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder.

     SECTION 8.06. Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to Seller or Strawbridge shall, except as otherwise specified by such Obligor, as required by the underlying Contract or law or unless the Administrator instructs otherwise, be applied, first, as a Collection of any Pool Receivable or Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest of such Pool Receivable and, second, to any other indebtedness of such Obligor.


                                 ARTICLE IX

                              SECURITY INTEREST

     SECTION 9.01. Grant of Security Interest. To secure all obligations of Seller arising in connection with this Agreement and each other Transaction Document to which it is a party, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, payments on account of Collections and fees, Seller hereby assigns and grants to Purchaser, for the benefit of the Secured Parties, a security interest in all of Seller's right, title and interest (including specifically any undivided interest retained by Seller hereunder) now or hereafter existing in, to and under all the Pool Assets and proceeds thereof.

     SECTION 9.02.  Further Assurances.  The provisions of Section
8.05 shall apply to the security interest granted under Section 9.01 as well as to the Purchases, Reinvestments and all the Asset
Interests hereunder.

     SECTION 9.03. Remedies. Upon the occurrence of a Liquidation Event, Purchaser shall have, with respect to the collateral granted pursuant to Section 9.01, and in addition to all other rights and remedies available to Purchaser or the Administrator under this Agreement or other applicable law, all the rights and remedies of a secured party upon default under the UCC.



                                  ARTICLE X

                             LIQUIDATION EVENTS

     SECTION 10.01. Liquidation Events. The following events shall be "Liquidation Events" hereunder:

          (a) (i) Servicer (if Strawbridge or its Affiliate is Servicer) shall fail to deliver to Administrator an Information Package for any Settlement Period on or before 12:00, noon (Pittsburgh time) of the related Settlement Date or (ii) Servicer (if Strawbridge or its Affiliate is Servicer) shall fail to perform or observe in any material respect any other term, covenant or agreement that is an obligation of Servicer hereunder (other than as referred to in clause (iii) next following) and such failure shall remain unremedied for five Business Days after (1) written notice thereof shall have been

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

     given by the Administrator to Strawbridge or (2) Strawbridge has actual knowledge thereof or (iii) Servicer (if Strawbridge or its Affiliate is Servicer) or Seller shall fail to make any payment or deposit to be made by it hereunder when due and such failure shall remain unremedied for more than one Business Day; or

          (b) Any representation or warranty made or deemed to be made by Seller or Strawbridge (or any of their respective officers) under or in connection with this Agreement or any Information Package or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made; provided, that with respect to the breach of the representations or warranties set forth in
     Section 6.01(l) or (p), compliance by Seller with the provisions of Section 3.02 in respect thereof shall be deemed to cure such breach; or

          (c) Seller or Strawbridge shall fail to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement or any of the other Transaction Documents to which it is a party on its part to be performed or observed and any such failure shall remain unremedied for thirty days after (i) written notice thereof shall have been given by the Administrator to Seller or Strawbridge, as the case may be, or (ii) Seller or Strawbridge, as the case may be, has actual knowledge thereof; or

          (d) A default shall have occurred and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money in excess of $10,000,000 of, or guaranteed by, Strawbridge or any Affiliate thereof, which default if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice or both) would permit acceleration of the maturity of such indebtedness and such default shall have continued unremedied, uncured or unwaived for a period long enough to permit such acceleration and any notice of default required to permit acceleration shall have been given; or any default under any agreement or instrument relating to the purchase of receivables of Strawbridge, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default is to terminate, or permit the termination of, the commitment of any party to such agreement or instrument to purchase receivables or the right of Strawbridge to reinvest in receivables the principal amount paid by any party to such agreement or instrument for interest in receivables; or

          (e) An Event of Bankruptcy shall have occurred and remain continuing with respect to Seller, Strawbridge or any Affiliate thereof; or

          (f) (i) Any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by Seller or Strawbridge to the Administrator and Purchaser prior to the date of execution and delivery of this Agreement is pending against Seller, Strawbridge or any Affiliate thereof, or (ii) any material development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which, in the case of clause (i) or (ii), in the reasonable opinion of the Administrator, has a reasonable likelihood of having a Material Adverse Effect; or

          (g) On any Settlement Date, after giving effect to the payments made under Section 3.01(c), the Asset Interest exceeds the Allocation Limit or the Purchaser's Total Investment exceeds the Purchase Limit; or

          (h) There shall exist any event or occurrence (other than general economic conditions) that is likely to cause a Material Adverse Effect; or

          (i) There shall have occurred any event which materially adversely impairs the ability of Strawbridge to originate Receivables of a credit quality which are at least of the credit quality of the Receivables included in the initial Purchase; or

          (j) The warranty in Section 6.01(i)(y) shall not be true at any time; or

          (k) Seller or Servicer (if Servicer is Strawbridge or its Affiliate) is subject to a Change-in-Control; or

          (l) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of Seller or Strawbridge and such lien shall not have been released within 5 Business Days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to
     Section 4068 of ERISA with regard to any of the assets of Seller or Strawbridge or any of its Affiliates; or

          (m) The average of the Default Ratios for any three successive Cut-Off Dates exceeds 2%; or

          (n) The average of the Delinquency Ratios for any three successive Cut-Off Dates exceeds 16%; or

          (o) The average of the Dilution Ratios for any three successive Cut-Off Dates exceeds 5%; or

          (p) The average of the Payment Rates for any three successive Cut-Off Dates is less than 10%; or

          (q) The average of the Net Yield for any three consecutive Settlement Periods is less then -2.0%; or

          (r) The average of the Charge-Off Ratios for any three successive Cut-Off Dates exceeds (i) 8.75% for the period ending on November 25, 1995, (ii) 8.50% for any such period ending on or before March 30, 1996 and (iii) 6.5% for any period thereafter.

     SECTION 10.02. Remedies.

     (a) Optional Liquidation. Upon the occurrence of a Liquidation Event (other than a Liquidation Event described in subsection (e) of Section 10.01), the Administrator shall, at the request, or may with the consent, of Purchaser, by notice to Seller declare the Purchase Termination Date to have occurred and the Liquidation Period to have commenced.

     (b) Automatic Liquidation. Upon the occurrence of a Liquidation Event described in subsection (e) of Section 10.01, the Purchase Termination Date shall occur and the Liquidation Period shall commence automatically.

     (c) Additional Remedies. Upon any Purchase Termination Date pursuant to this Section 10.02, no Purchases or Reinvestments thereafter will be made, and the Administrator and Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.


                                 ARTICLE XI

                              THE ADMINISTRATOR

     SECTION 11.01. Authorization and Action. Purchaser has appointed and authorized the Administrator (or its designees) to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrator by the terms hereof, together with such powers as are reasonably incidental thereto.

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

     SECTION 11.02. Administrator's Reliance, Etc. The Administrator, and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting of Pool Receivables as Servicer pursuant to Section 8.01), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the
Administrator: (a) may consult with legal counsel (including counsel for Seller or Strawbridge), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(b) makes no warranty or representation to Purchaser or any other holder of any interest in Pool Receivables and shall not be responsible to Purchaser or any such other holder for any statements, warranties or representations made in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of Seller or Strawbridge or to inspect the property (including the books and records) of Seller or Strawbridge; (d) shall not be responsible to Purchaser or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 11.03. PNC Bank and Affiliates. PNC Bank and any of its Affiliates may generally engage in any kind of business with Strawbridge, Seller or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Strawbridge, Seller or any Obligor or any of their respective Affiliates, all as if PNC Bank were not the Administrator, and without any duty to account therefor to Purchaser or any other holder of an interest in Pool Receivables.


                                 ARTICLE XII

                     ASSIGNMENT OF PURCHASER'S INTEREST

     SECTION 12.01. Restrictions on Assignments.

     (a) Neither Seller nor Strawbridge may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Administrator. Purchaser may not assign its rights hereunder (although it may delegate its duties hereunder as expressly indicated herein) or the Asset Interest (or any portion thereof) to any Person without the prior written consent of Seller, which shall not be unreasonably withheld (it being recognized and understood by all parties hereto that all parties hereto shall deem it reasonable for Seller to withhold such consent if any such proposed assignment would, in the reasonable determination of Seller, cause Seller to be required to pay to any Affected Party any of the amounts referred to in Section 4.02); provided, however, that

          (i) Purchaser may assign all of its rights and interests in the Transaction Documents, together with all its interest in the Asset Interest, to PNC Bank, or both, or any Affiliate of either of them, or to any "bankruptcy remote" special purpose entity, the business of which is administered by PNC Bank; and

          (ii) Purchaser may assign and grant a security interest in all of its rights in the Transaction Documents, together with all of its rights and interest in the Asset Interest, to the Liquidity Agent, to secure Purchaser's obligations under or in connection with the Commercial Paper Notes, the Liquidity Agreement and any other Program Support Agreement, and certain other obligations of Purchaser incurred in connection with the funding of the Purchases and Reinvestments hereunder, which assignment and grant of a security interest (and any subsequent assignment by the Liquidity Agent) shall not be considered an "assignment" for purposes of this Section 12.01 or, prior to the enforcement of such security interest, for purposes of any other provision of this Agreement.

     The parties hereto anticipate that Market Street Capital Corp. will assign all of its rights and obligations under this Agreement and the other Transaction Documents to Market Street Funding Corporation, a Delaware corporation ("Funding"). Seller and Strawbridge hereby consent to such assignment, and agree that upon receipt by Strawbridge of notice of such assignment by PNC Bank, (i) all references herein and in the other Transaction Documents to "Purchaser" shall be deemed to refer to Funding and (ii) all references herein and in the other Transaction Documents to the "Administrator" shall refer to PNC Bank, as administrator for Funding. Seller and Strawbridge hereby agree to execute and deliver such documents and instruments, including UCC financing statements, as the Administrator may reasonably request to evidence such assignment.

     (b) Seller agrees to advise the Administrator within five Business Days after notice to Seller of any proposed assignment by Purchaser of the Asset Interest (or any portion thereof), not otherwise permitted under subsection (a), of Seller's consent or non-consent to such assignment and, if it does not consent, the reasons therefor. If Seller does not consent to such assignment,

Purchaser may immediately assign such Asset Interest (or portion thereof) to PNC Bank or any Affiliate of PNC Bank. All of the aforementioned assignments shall be upon such terms and conditions as Purchaser and the assignee may mutually agree.

     SECTION 12.02. Rights of Assignee.  Upon the assignment by
Purchaser in accordance with this Article XII, the assignee receiving such assignment shall have all of the rights of Purchaser with respect to the Transaction Documents and the Asset Interest (or such portion thereof as has been assigned).

     SECTION 12.03. Evidence of Assignment. Any assignment of the Asset Interest (or any portion thereof) to any Person may be evidenced by such instrument(s) or document(s) as may be reasonably satisfactory to Purchaser, the Administrator and the assignee.


                                ARTICLE XIII

                               INDEMNIFICATION

     SECTION 13.01. Indemnities by Seller.

     (a) General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable law, Seller hereby agrees to indemnify each of the Administrator, Purchaser, the Liquidity Banks, each other Program Support Provider, the Liquidity Agent, each of their respective Affiliates, and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the ownership or funding of the Asset Interest or in respect of any Receivable or Account or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any such Indemnified Party or (b) recourse (except as otherwise specifically provided in this Agreement) for Defaulted Receivables. Without limiting the foregoing, Seller shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

          (i) the transfer by Seller of any interest in any Receivable other than the transfer of an Asset Interest to Purchaser pursuant to this Agreement and the grant of a security interest to Purchaser pursuant to Section 9.01;

          (ii) any representation or warranty made by Seller (or any of its officers) under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of Seller pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made;

          (iii) the failure by Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Account or Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

          (iv) the failure to vest and maintain vested in Purchaser an undivided percentage ownership interest, to the extent of the Asset Interest, in the Receivables in, or purporting to be in, the Receivables Pool, free and clear of any Lien, other than a Lien arising solely as a result of an act of Purchaser or the Administrator, whether existing at the time of any Purchase or Reinvestment of such Asset Interest or at any time thereafter, unless such failure is the result of the failure of Purchaser to execute any necessary financing statements;

          (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Purchase or Reinvestment or at any time thereafter;

          (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable's or the related Contract's not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

          (vii) any products liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable; or

          (viii) any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Asset

     Interest, or any other interest in the Pool Receivables or in any goods which secure any such Pool Receivables.

     (b) Indemnity by Strawbridge. Without limiting any other rights which any such person may have hereunder under applicable law, Strawbridge hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to:

          (i) any representation or warranty made by Strawbridge under or in connection with any Transaction Document in its capacity as Servicer, any Information Package or any other information or report delivered by or on behalf of Strawbridge in its capacity as Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made;

          (ii) the failure by Strawbridge, in its capacity as Servicer, to comply with any applicable law, rule or regulation (including truth in lending, fair credit billing, usury, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) with respect to any Pool Receivable or other related contract; or

          (iii) any failure of Strawbridge to perform its duties, covenants and obligations in accordance with the applicable provisions of this Agreement.

     (c) Contest of Tax Claim; After-Tax Basis. If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from Seller under Section 13.01(a)(viii), such Indemnified Party shall give prompt and timely notice of such attempt to Seller and Seller shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.

     (d) Contribution. If for any reason the indemnification provided above in this Section 13.01 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Seller or Strawbridge, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Seller or Strawbridge, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.


                                 ARTICLE XIV

                                MISCELLANEOUS

     SECTION 14.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Seller therefrom shall in any event be effective unless the same shall be in writing and signed by (a) Seller, the Administrator, Strawbridge (so long as it is Servicer) and Purchaser (with respect to an amendment), or (b) the Administrator and Purchaser (with respect to a waiver or consent by them) or Seller or Strawbridge, as the case may be, (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The parties acknowledge that, before entering into such an amendment or granting such a waiver or consent, Purchaser may also be required to obtain the approval of some or all of the Liquidity Banks or to obtain confirmation from certain rating agencies that such amendment, waiver or consent will not result in a withdrawal or reduction of the ratings of the Commercial Paper Notes.

     SECTION 14.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

     SECTION 14.03. No Waiver; Remedies. No failure on the part of the Administrator, any Affected Party, any Indemnified Party, Purchaser or any other holder of the Asset Interest (or any portion thereof) to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of PNC Bank, individually and as Administrator, and each Liquidity Bank is hereby authorized by Seller at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by PNC Bank and such Liquidity Bank to or for the credit or the account of Seller, now or hereafter existing under this Agreement, to the Administrator, any Affected Party, any Indemnified Party or Purchaser, or their respective successors and assigns.

     SECTION 14.04. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Seller, the Administrator, Strawbridge, Purchaser and their respective successors and assigns, and the provisions of Section 4.02 and
Article XIII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by
Section 12.01. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by Seller or Strawbridge pursuant to Article VI and the indemnification and payment provisions of Article XIII and Sections 4.02, 14.05, 14.06, 14.07,
14.08 and 14.15 shall be continuing and shall survive any termination of this Agreement.

     SECTION 14.05. Costs, Expenses and Taxes. In addition to its obligations under Article XIII, Seller agrees to pay on demand:

          (a) all reasonable costs and expenses incurred by the Administrator, the Liquidity Agent and the Purchaser and their respective Affiliates in connection with the negotiation, preparation, execution and delivery, the administration (including periodic auditing) or the enforcement of, or any actual or claimed breach of, this Agreement and the other Transaction Documents, including, without limitation (i) the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents, and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of Seller's or Strawbridge's books and records either prior to the execution and delivery hereof or pursuant to
     Section 7.01(c); and

          (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     SECTION 14.06. No Proceedings. Seller, Servicer and PNC Bank (individually and as Administrator) each hereby agrees that it will not institute against Purchaser, or join any other Person in instituting against Purchaser, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding. The foregoing shall not limit Seller's right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than Seller.

     SECTION 14.07. Confidentiality of Program Information.

     (a) Confidential Information. Each party hereto acknowledges that PNC Bank regards the structure of the transactions contemplated by this Agreement to be proprietary, and each such party severally agrees that:

          (i) it will not disclose without the prior written consent of PNC Bank (other than to the directors, employees, auditors, counsel or affiliates (collectively, "representatives" of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 14.07), (A) any information regarding the pricing in, or copies of, this Agreement or any transaction contemplated hereby, (B) any information regarding the organization, business or operations of Purchaser generally or the services performed by the Administrator for Purchaser, or (C) any information which is furnished by PNC Bank to such party and which is designated by PNC Bank to such party as confidential or not otherwise available to the general public (the information referred to in clauses (A), (B) and (C) is collectively referred to as the "Program Information"); provided, however, that such party may disclose any such Program Information (I) to any other party to this Agreement for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (III) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, or (IV) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information;

          (ii) it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

          (iii) it will, upon demand, return (and cause each of its representatives to return) to PNC Bank, all documents or other written material received from PNC Bank as the case may be, in connection with (a)(i)(B) or (C) above and all copies thereof made by such party which contain the Program Information.

     (b)  Availability of Confidential Information.  This Section
14.07 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than PNC Bank or were known to such party on a nonconfidential basis prior to its disclosure by PNC Bank.

     (c) Legal Compulsion to Disclose. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party will:

          (i) provide PNC Bank with prompt written notice so that PNC Bank may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this
     Section 14.07; and

          (ii) unless PNC Bank waives compliance by such party with the provisions of this Section 14.07, make a timely objection to the request or confirmation to provide such Program Information on the basis that such Program Information is confidential and subject to the agreements contained in this
     Section 14.07.

In the event that such protective order or other remedy is not obtained, or PNC Bank waives compliance with the provisions of this
Section 14.07, such party will furnish only that portion of the Program Information which (in such party's good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information.

     (d) Survival. This Section 14.07 shall survive termination of this Agreement.

     SECTION 14.08. Confidentiality of Seller Information.

     (a) Confidential Information. Each party hereto acknowledges that Seller and Strawbridge regard certain financial and portfolio information to be confidential, and each such party severally agrees that:

          (i) it will not disclose without the prior written consent of Seller (other than to the directors, employees, auditors, counsel or affiliates (collectively, "representa-tives" of such party, each of whom shall be informed by such party of the confidential nature of the Seller Information (as defined below) and of the terms of this Section 14.08), (A) any financial information regarding Seller or Strawbridge, (B) any pricing information of Seller or Strawbridge, or (C) any information which is furnished by Seller or Strawbridge to such party and which is designated by Seller or Strawbridge to such party as confidential or not otherwise available to the general public (the information referred to in clauses (A), (B) and (C) is collectively referred to as the "Seller Information"); provided, however, that such party may disclose any such Seller Information (I) to any other party to this Agreement for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (III) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, (IV) subject to subsection
     (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Seller Information, and (V) to the Liquidity Banks, the other Program Support Providers, any assignee or participant or potential assignee or participant of any Liquidity Bank or any other Program Support Provider, the rating agencies rating the Commercial Paper Notes, and the investors in and dealers of the Commercial Paper Notes;

          (ii) it will use the Seller Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

          (iii) it will, upon demand, return (and cause each of its representatives to return) to Seller all documents or other written material received from Seller or Strawbridge, as the case may be, and all copies thereof made by such party which contain the Seller Information.

 (b)  Availability of Confidential Information.  This Section
14.08 shall be inoperative as to such portions of the Seller
Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than Seller or Strawbridge or were known to such party on a nonconfidential basis prior to its disclosure by Seller or Strawbridge.

     (c) Legal Compulsion to Disclose. In the event that any party or anyone to whom such party or its representatives transmits the Seller Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Seller Information, such party will

          (i) provide Seller with prompt written notice so that Seller or Strawbridge may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 14.08; and

          (ii) unless Seller or Strawbridge waives compliance by such party with the provisions of this Section 14.08, make a timely objection to the request or confirmation to provide such Seller Information on the basis that such Seller Information is confidential and subject to the agreements contained in this
     Section 14.08.

In the event that such protective order or other remedy is not obtained, or Seller or Strawbridge waives compliance with the provisions of this Section 14.08, such party will furnish only that portion of the Seller Information which (in such party's good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Seller Information.

     (d) Survival. This Section 14.08 shall survive termination of this Agreement.

     SECTION 14.09. Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

     SECTION 14.10. Integration. This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

     SECTION 14.11. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF PURCHASER IN THE RECEIVABLES IS GOVERNED BY THE LAWS OF THE JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     SECTION 14.12. WAIVER OF JURY TRIAL. EACH OF SERVICER AND SELLER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY TRIAL.

     SECTION 14.13. CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES. EACH OF SERVICER AND SELLER HEREBY ACKNOWLEDGES AND AGREES THAT:

          (A) IT IRREVOCABLY (I) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND
     (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

          (B) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

     SECTION 14.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

     SECTION 14.15. No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of Purchaser contained in this Agreement shall be had against any stockholder, employee, officer, director, or incorporator of Purchaser, provided, however, that nothing in this Section 14.15 shall relieve any of the foregoing Persons from any liability which such Person may otherwise have for his/her or its gross negligence or willful misconduct.

     SECTION 14.16. Substitution of Originator. Strawbridge and Seller contemplate that at a future time, the Receivables will be originated by a national bank that is an Affiliate of Strawbridge. At such time, Purchaser and the Administrator agree that, at Strawbridge's written request, and at Strawbridge's expense, they will cooperate with Strawbridge and Seller in order to substitute such bank as the originator and seller under the Purchase Agreement, provided that (A) such bank provides to Purchaser and the Administrator the following documents, all of which shall be satisfactory in form and substance to the Administrator and
Purchaser: (i) the articles of association and by-laws of such bank, certified by its Secretary or Assistant Secretary; (ii) a copy of the resolutions of the Board of Directors of such bank approving of the Transaction Documents to be executed by such bank and the transactions contemplated thereby; (iii) a certificate of the Secretary or Assistant Secretary of such bank certifying the names and true signatures of the officers authorized on its behalf to sign the Transaction Documents to be delivered by it; (iv) a good standing certificate from the Office of the Comptroller of the Currency; (v) acknowledgement copies of proper financing statements naming such bank as the debtor/assignor, Seller as the secured party/assignee and Purchaser as the assignee as filed in all appropriate jurisdictions; (vi) an opinion of counsel to such bank;
(vii) appropriate amendments to the Purchase Agreement and this Agreement to reflect such substitution; (viii) such powers of attorney as the Administrator may reasonably request to enable the Administrator to collect all amounts due under any and all Pool Receivables; and (ix) such other documents, instruments or opinions as the Administrator may reasonably request; (B) no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, or shall result from such substitution; and (C) the rating agencies then rating the Commercial Paper Notes shall have confirmed the rating of such Commercial Paper Notes after giving effect to such substitution.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       STRAWBRIDGE & CLOTHIER,
                                       as initial Servicer

                                       By ____________________________________
                                          Title:  Vice President

                                       801 Market Street
                                       Philadelphia, Pennsylvania 19107
                                       Facsimile No.:  (215) 629-6833
                                       Attention:  Treasurer


                                       S&C, FUNDING, INC.,
                                       as Seller

                                       By ____________________________________
                                          Title:  President

                                       801 Market Street
                                       Philadelphia, Pennsylvania 19107
                                       Facsimile No.:  (215) 629-6833
                                       Attention:  President

                                                          AMENDED AND RESTATED
                                                          RECEIVABLES PURCHASE
                                                                AGREEMENT
                                     S-1

                                       MARKET STREET CAPITAL CORP.,
                                       as Purchaser

                                       By ____________________________________

                                          Title_______________________________

                                       c/o AMACAR Group, L.L.C.
                                           6707-D Fairview Road
                                           Charlotte, North Carolina 28210
                                           Facsimile No.:  (704) 365-1362
                                           Attention:  Douglas K. Johnson

                                                          AMENDED AND RESTATED
                                                          RECEIVABLES PURCHASE
                                                                AGREEMENT
                                     S-2

                                       PNC BANK, NATIONAL ASSOCIATION,
                                       as Administrator

                                       By ____________________________________
                                          Vice President

                                       100 South Broad Street
                                       7th Floor
                                       Philadelphia, Pennsylvania 19101
                                       Facsimile No.:  (215) 585-5972
                                       Attention:  H. Todd Dissinger


                                                          AMENDED AND RESTATED
                                                          RECEIVABLES PURCHASE
                                                                AGREEMENT
                                     S-3

                                 APPENDIX A

                                 DEFINITIONS


     This is Appendix A to the Receivables Purchase Agreement dated as of _______________, 1996 among ________ Funding, Inc.,
State Street Boston Capital Corporation, _________________, as Administrator and Norwest Bank Minnesota, N.A., as Relationship Bank (as amended, supplemented or otherwise modified from time to time, this "Agreement"). Each reference in this Appendix A to any Section, Appendix or Exhibit refers to such Section of or Appendix or Exhibit to this Agreement.

     A. Defined Terms. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated hereinbelow:

     "Account" means each revolving credit card or charge account established pursuant to a Contract between Parent and any Obligor pursuant to which indebtedness may arise from time to time for the purchase of goods.

     "Administrator" has the meaning set forth in the preamble.

     "Administrator's Office" means the office of the Administrator at 225 Franklin Street, Boston, Massachusetts
02110, Attention: Clipper Funds, or such other address as shall be designated by the Administrator in writing to Seller and Purchaser.

     "Affected Party" means each of Purchaser, each Liquidity Bank, any assignee or participant of Purchaser or any Liquidity Bank, the Credit Bank, any assignee or participant of the Credit Bank, State Street Capital, any successor to State Street Capital as Administrator and any sub-agent of the Administrator, Norwest, any successor to Norwest as Relationship Bank, the Collateral Agent, any successor of First Chicago as Collateral Agent and any co-agent or sub-agent of the Collateral Agent.

     "Affiliate" when used with respect to a Person means any other Person controlling, controlled by, or under common control with, such Person.

     "Allocation Limit" has the meaning set forth in Section
1.01.

     "Alternate Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

          (a) the rate of interest most recently announced by the Liquidity Agent in Minneapolis, Minnesota as its prime rate; and

          (b) the Federal Funds Rate (as defined below) most recently determined by the Liquidity Agent plus 0.50% per annum.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Liquidity Agent in connection with extensions of credit.

     "Asset Interest" means an undivided ownership interest determined from time to time as provided in Section 1.04(b) in all Pool Assets.

     "Bank Rate" for any Settlement Period means

          (a) in the case of any Settlement Period other than a Settlement Period described in clause (b), an interest rate per annum equal to the sum of (x) the Bank Rate Margin, plus
     (y) the Eurodollar Rate (Reserve Adjusted) for such
     Settlement Period;

          (b)  in the case of

               (i) any Settlement Period on or after the first day of which Purchaser, the Credit Bank or any Liquidity Bank shall have notified the Administrator that (A) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Person to fund the Asset Interest (or a portion thereof) at the rate described in clause (a), or (B) due to market conditions affecting the interbank eurodollar market, funds are not reasonably available to such Person in such market in order to enable it to fund such Asset Interest (or a portion thereof) at the rate described in clause (a) (and in the case of subclause (A) or (B), such Person shall not have subsequently notified the Administrator that such circumstances no longer exist), or

               (ii)  any Settlement Period as to which the
          Administrator does not receive notice or determine, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Settlement Period, that the Asset Interest (or portion thereof) will be funded by Liquidity Loans and not by the issuance of Commercial Paper Notes, an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Settlement Period.

     "Bank Rate Margin" means the percentage set forth in the Fee
Letter as the Bank Rate Margin.

     "Business Day" means a day on which both (a) the Administrator at its principal office in Boston, Massachusetts is open for business and (b) commercial banks in New York City and Chicago, Illinois are not authorized or required to be closed for business.

     "Change in Control" means (i) any person or group of related persons, excluding Permitted Shareholders, gains beneficial ownership of a majority in voting interest of the outstanding voting stock of Parent or has caused to be elected a majority of the Board of Directors of Parent, or (ii) all or substantially all of the assets of Parent are sold or liquidated, or (iii) Parent fails to own 100% of the outstanding capital stock of Seller, free and clear of all liens. As used herein, "Permitted Shareholders" means __________________.

     "Charge-Off Ratio" means the product of (i) the ratio (expressed as a percentage) computed as of the Cut-Off Date by dividing (x) the aggregate Unpaid Balance of all Receivables that were charged off in accordance with the Credit and Collection Policy during the Settlement Period ending on such Cut-Off Date, minus any recoveries with respect to such charged off Receivables by (y) the aggregate Unpaid Balance of all Receivables, on the immediately preceding Cut-Off Date, other than such charged off Receivables, times (ii) 12.

     "Collateral Agent" means First Chicago in its capacity as collateral agent, together with any successors thereto, under the Security Agreement.

     "Collections" means, with respect to any Receivable, all funds which either (a) are received by Seller or Servicer from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligors (including, without limitation, insurance payments that Seller or Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), or (b) are deemed to have been received by Seller or any other Person as a Collection pursuant to Section 3.02.

     "Commercial Paper Holders" means the holders from time to time of the Commercial Paper Notes.

     "Commercial Paper Notes" means short-term promissory notes issued or to be issued by Purchaser to fund its investments in accounts receivable or other financial assets.

     "Commitment Fee" has the meaning set forth in the Fee
Letter.

     "Contract" means a contract between Parent and any Person pursuant to or under which such Person establishes a revolving credit card or charge account pursuant to which indebtedness may arise for the purchase of goods from time to time. A "related" Contract with respect to the Receivables means a Contract under which Receivables in the Receivables Pool arise or which is relevant to the collection or enforcement of such Receivables.

     "CP Rate" for any period means a rate per annum calculated by the Administrator equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which Commercial Paper Notes on each day during such period have been sold by the commercial paper placement agents selected by the Administrator, plus (ii) the commissions and charges charged by such commercial paper placement agents with respect to such Commercial Paper Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum.

     "Credit Agreement" means and includes (a) the Credit Agreement, dated as of September 24, 1992 between Purchaser and the Credit Bank and (b) any other agreement (other than the Liquidity Agreement) hereafter entered into by Purchaser providing for the issuance of one or more letters of credit for the account of Purchaser, the making of loans to Purchaser or any other extensions of credit to or for the account of Purchaser to support all or any part of Purchaser's payment obligations under its Commercial Paper Notes or to provide an alternate means of funding Purchaser's investments in accounts receivable or other financial assets, in each case as amended, supplemented or otherwise modified from time to time.

     "Credit and Collection Policy" means those credit and collection policies and practices relating to Contracts, Accounts, and Receivables described in Schedule 6.01(p)-2, as modified without violating Section 7.04(c) or 7.05(b).

     "Credit Bank" means and includes State Street Bank, as lender to Purchaser and as issuer of a letter of credit for Purchaser's account under the Credit Agreement, and any other or additional bank or other financial institution now or hereafter extending credit or having a commitment to extend credit to or for the account of Purchaser under the Credit Agreement.

     "Credit Draw" means a loan made by the Credit Bank pursuant to the Credit Agreement or a disbursement made by the Credit Bank under a letter of credit issued pursuant to the Credit Agreement.

     "Cut-Off Date" means the last day of each Settlement Period.

     "Defaulted Receivable" means, for any Settlement Period, a
Receivable: (a) as to which any payment, or part thereof, becomes _______________ past due during such Settlement Period, or (b) as to which the Obligor thereof is the subject of an Event of Bankruptcy and which has been, or in accordance with the Credit and Collection Policy should have been, charged off during such Settlement Period and which is not a Defaulted Receivable pursuant to clause (a).

     "Default Ratio" means the ratio (expressed as a percentage) computed as of a Cut-Off Date by dividing (x) the aggregate Unpaid Balance of Receivables that become Defaulted Receivables during the Settlement Period ending on such Cut-Off Date by (y) the average of the aggregate Unpaid Balance of all Receivables during such Settlement Period.

     "Delinquency Ratio" means the ratio (expressed as a percentage) computed as of a Cut-Off Date by dividing (x) the aggregate Unpaid Balance of Delinquent Receivables on such Cut-
Off Date by (y) the aggregate Unpaid Balance of all Receivables on such date.

     "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for more than __________ from the original due date for such payment.

     "Dilution Ratio" means, for any Settlement Period, the ratio
(expressed as a percentage) computed by dividing (i) the aggregate amount of credits, adjustments, rebates, refunds and setoffs with respect to Receivables granted or allowed by Servicer, Seller or any Affiliate of Seller during such Settlement Period by (ii) the average aggregate Unpaid Balance of all Receivables during such Settlement Period.

     "Dollars" means dollars in lawful money of the United States of America.

     "Downgraded Liquidity Bank" means a Liquidity Bank which has been the subject of a Downgrading Event.

     "Downgrading Event" with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by S&P or (ii) P-1 by Moody's.

     "Earned Discount" means for any Settlement Period:

          PTI x ER x ED + LF
          ------------------
              360
                                   where:

     PTI= the daily average (calculated at the close of business each day) of the Purchaser's Total Investment during such Settlement Period,

     ER = the Earned Discount Rate for such Settlement Period,

     ED = the actual number of days elapsed during such Settlement Period, and

     LF = the Liquidation Fee, if any, during such Settlement
          Period.

     "Earned Discount Rate" means for any Settlement Period:

          (a) in the case of any portion of the Purchaser's Total Investment funded by a Liquidity Loan, either (i) the Bank Rate for such Settlement Period or (ii) the Alternate Base Rate, as elected by Seller set forth in a written notice to the Administrator and the Liquidity Agent delivered at least three Business Days prior to such funding (if such three Business Day prior notice cannot be given prior to funding, the Earned Discount Rate for such Settlement Period shall be the Alternate Base Rate);

          (b) in the case of any portion of the Purchaser's Total Investment funded by a Credit Draw, a rate per annum equal for each day during such Settlement Period to the Alternate Base Rate in effect on such day plus 2% per annum; and

          (c)  for any portion of the Purchaser's Total
     Investment funded by Commercial Paper Notes, the CP Rate for the related Settlement Period;

provided, however, that on any day during a Settlement Period when any Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, the Earned Discount Rate for the Purchaser's Total Investment shall mean the Alternate Base Rate in effect on such day plus 2%.

     "Eligible Contract" means a Contract in one of the forms set forth in Schedule 6.01(p)-1 or otherwise approved by the Administrator.

     "Eligible Receivable" means, at any time, a Receivable:

          (a) which is originated by Parent in the ordinary course of its business and sold to Seller pursuant to the Purchase Agreement;

          (b) which, (i) if the perfection of Purchaser's undivided ownership interest therein is governed by the laws of a jurisdiction where the Uniform Commercial Code -- Secured Transactions is in force, constitutes an account or general intangible as defined in the Uniform Commercial Code as in effect in such jurisdiction, and (ii) if the perfection of Purchaser's undivided ownership interest therein is governed by the law of any jurisdiction where the Uniform Commercial Code -- Secured Transactions is not in force, Seller has furnished to the Administrator such opinions of counsel and other evidence as has reasonably been requested, establishing to the reasonable satisfaction of the Administrator that Purchaser's undivided ownership interest and other rights with respect thereto are not significantly less protected and favorable than such rights under the Uniform Commercial Code;

          (c)  the Obligor of which is resident of the United
     States, or any of its possessions or territories, is not an Affiliate of Seller, and is not a government or a governmental subdivision or agency;

          (d) as to which the payment terms have not been altered or extended;

          (e) the Obligor of which is not the Obligor of any Defaulted Receivable;

          (f) which is not a Defaulted Receivable or a Delinquent Receivable;

          (g)  with regard to which the warranty of Seller in
     Section 6.01(l) is true and correct;

          (h) the sale of an undivided interest in which does not contravene or conflict with any law;

          (i) which is denominated and payable only in Dollars in the United States;

          (j) which arises under an Eligible Contract, which contract has been duly authorized by the parties thereto and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms, is not subject to any dispute, offset, counterclaim or defense whatsoever;

          (k) which, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation if such violation would impair the collectibility of such Receivable;

          (l) which (i) satisfies all applicable requirements of the Credit and Collection Policy and (ii) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Administrator may from time to time specify to Seller following ten days' notice; and

          (m) the Obligor of which has not exceeded ___% of his or her credit limit.

     "ERISA" means the U.S. Employee Retirement Income Security
Act of 1974, as amended from time to time.

     "Eurodollar Rate (Reserve Adjusted)" means, with respect to any Settlement Period and any portion of the Purchaser's Total Investment, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

            Eurodollar Rate      =       Eurodollar Rate
          (Reserve Adjusted)             ---------------
                                          1-Eurodollar
                                        Reserve Percentage
     where:

     "Eurodollar Rate" means, with respect to any Settlement Period and any portion of the Purchaser's Total Investment, the rate per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of the Administrator two Eurodollar Business Days prior to the beginning of such period by prime banks in the interbank eurodollar market at or about 11:00 a.m., New York City time for delivery on the first day of such Settlement Period, for the number of days comprised therein and in an amount equal or comparable to the applicable portion of the Purchaser's Total Investment for such Settlement Period.

     "Eurodollar Business Day" means a day of the year on which dealings are carried on in the eurodollar interbank market and banks are open for business in London and are not required or authorized to close in New York City or Minneapolis.

     "Eurodollar Reserve Percentage" means, with respect to any Settlement Period, the then applicable percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D.

     "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

          (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

          (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

     "Exchange Act" means the Securities and Exchange Act of
1934, as amended.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to

          (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Chicago; or

          (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Liquidity Agent from three federal funds brokers of recognized standing selected by it.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

     "Fee Letter" has the meaning set forth in Section 4.01.

     "Final Payout Date" means the date following the Termination
Date on which Purchaser's Total Investment shall have been reduced to zero and all other amounts payable by Seller under the Transaction Documents shall have been paid in full.

     "Finance Charge Receivables" means all amounts billed to the Obligors on any Account in respect of finance charges, late charges and other fees and charges with respect to the Accounts.

     "First Chicago" means The First National Bank of Chicago, a national banking association.

     "Foreign" means, with respect to any assignee or participant of Purchaser hereunder, any Person not organized under the laws of the United States, one of the states thereof, or the District of Columbia.

     "Funding" has the meaning set forth in Section 12.01.

     "Indemnified Amounts" has the meaning set forth in
Section 13.01.

     "Indemnified Party" has the meaning set forth in
Section 13.01.

     "Information Package" has the meaning set forth in
Section 3.01.

     "Interest Collections" means all Collections received or deemed received for Finance Charge Receivables.

     "Lien" means any mortgage, lien, pledge, encumbrance, charge, title retention or other security interest of any kind, whether arising under a security agreement, mortgage, deed of trust, assignment, pledge or financing statement or arising as a matter of law, judicial process or otherwise.

     "Liquidation Event" has the meaning set forth in
Section 10.01.

     "Liquidation Fee" means, for each day in any Settlement
Period during the Liquidation Period, the amount, if any, by which:

          (a) the additional Earned Discount (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of the Purchaser's Total
     Investment during such Settlement Period (as so computed) if such reductions had not been made exceeds.

          (b) the income, if any, received by Purchaser from investing the proceeds of such reductions of the Purchaser's
     Total Investment.

     "Liquidation Period" means the period commencing on the date on which the conditions precedent to Purchases and Reinvestments set forth in Section 5.02 are not satisfied (or expressly waived by Purchaser) and the Administrator shall have notified the Relationship Bank, Seller and Servicer in writing that the Liquidation Period has commenced, and ending on the Final Payout Date.

     "Liquidity Agent" means PNC Bank, as agent for the Liquidity
Banks under the Liquidity Agreement, or any successor to PNC Bank in such capacity.

     "Liquidity Agreement" means and includes (a) the Liquidity Agreement dated as of ___________, 199_ among Purchaser, as borrower, Norwest, as Liquidity Agent, and certain other financial institutions, and (b) any other agreement hereafter entered into by Purchaser providing for the making of loans or other extensions of credit to Purchaser secured by a direct or indirect security interest in the Asset Interest (or any portion thereof), to support all or part of Purchaser's payment obligations under the Commercial Paper Notes or to provide an alternate means of funding Purchaser's investments in accounts receivable or other financial assets, and under which the amount available from such extensions of credit is limited to an amount calculated by reference to the value or eligible unpaid balance of such accounts receivable or other financial assets or any portion thereof or the level of deal-specific credit enhancement available with respect thereto, as such Liquidity Agreement or other agreement may be amended, supplemented or otherwise modified from time to time.

     "Liquidity Bank" means any one of, and "Liquidity Banks" means all of, Norwest and the other commercial lending institutions that are at any time parties to the Liquidity
Agreement.

     "Liquidity Commitment Amount" means, at any time, the then aggregate amount of the Liquidity Banks' commitments under the Liquidity Agreement.

     "Liquidity Loan" means a loan made by the Liquidity Bank (or simultaneous loans made by the Liquidity Banks) pursuant to the Liquidity Agreement.

     "Lock-Box Agreement" means a letter agreement, in substantially the form of Exhibit 5.01(g), among Seller, Parent and any Lock-Box Bank.

     "Lock-Box Bank" means any of the banks holding one or more lock-box accounts for receiving Collections from Pool
Receivables.

     "Loss Reserve" means on any day, an amount equal to the product of (1) the Purchaser's Total Investment on such day multiplied by (2) the Loss Reserve Percentage at such time.

     "Loss Reserve Percentage" means, on any day, the sum of (1) the greatest of (A) __%, (B) __ times the average Charge Off
Ratio for the 3 most recent Cut-Off Dates and (C) _____________.

     "Material Adverse Effect" with respect to any event or circumstance, means a material adverse effect on:

          (i) the business, assets, financial condition or results of operations of Servicer, and its consolidated
     Subsidiaries, taken as a whole, or of Seller;

          (ii) the ability of Servicer or Seller to perform its obligations under this Agreement or any other Transaction
     Document;

          (iii) the validity, enforceability or collectibility of this Agreement, any other Transaction Document, the Receivables, the Accounts, or the related Contracts; or

          (iv) the status, existence, perfection, priority or enforceability of Purchaser's interest in the Pool
     Receivables.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Pool Balance" at any time means an amount equal to the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time.

     "Net Yield" means, for any Settlement Period, the Portfolio Yield for such Settlement Period, minus, the Earned Discount Rate for such Settlement Period, minus the Servicer's Fee Rate, minus the Program Fee Rate, minus the greater of the average Charge-Off Ratio for the three most recent Cut-Off Dates and (ii) 90% of the average Default Ratio for the three most recent Cut-Off Dates.

     "Norwest" has the meaning set forth in the preamble.

     "Obligor" means a Person obligated to make payments with respect to a Receivable, including any guarantor thereof.

     "Parent" means ________________________, a ______________
corporation.

     "Payment Rate" means the ratio (expressed as a percentage) computed as of the Cut-Off Date by dividing (x) the Collections received during the Settlement Period ending on such Cut-Off Date by (y) the aggregate Unpaid Balance of all Receivables as of the first day of such Settlement Period.

     "Permitted Investments" means any one or more of the following obligations or securities:

               (i) direct non-callable obligations of, and non-callable obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

               (ii) demand and time deposits in, certificates of deposits of, and bankers' acceptances issued by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof, having a combined capital and surplus of at least $500,000,000, and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution that is the principal subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) have one of the two highest short-term credit rating available from Moody's and S&P.

              (iii) repurchase obligations with respect to and collateralized by (A) any security described in clause (i) above or (B) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in each case entered into with a depository institution or trust company (acting as principal) of the type described in clause (ii) above, provided that the Administrator has taken delivery of such security;

               (iv)  commercial paper (including both non-
          interest-bearing discount obligations and interest-bearing obligations, but excluding Commercial Paper (Notes) payable on demand or on a specified date not more than one year after the date of issuance thereof having the highest short-term credit rating from Moody's and S&P at the time of such investment; and

               (v) shares in a mutual fund investing solely in short term securities of the United States government and/or securities described in clause (iii) above where the mutual fund custodian has taken delivery of the collateralizing securities, provided that (i) such fund shall have one of the two highest short-term credit rating available from Moody's and S&P and (ii) such shares shall be freely transferable by the holder on a daily basis.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

     "Pool Assets" has the meaning set forth in Section 1.04(a).

     "Pool Receivable" means a Receivable in the Receivables
Pool.

     "Portfolio Yield" means, with respect to any Settlement Period, the annualized percentage equivalent of a fraction, the numerator of which is the amount of Finance Charge Receivables accrued during such Settlement Period, and the denominator of which is the aggregate Unpaid Balance of Receivables as of the last day of the immediately preceding Settlement Period.

     "Principal Collections" means Collections received or deemed received (other than Interest Collections) for amounts billed to the Obligors on any Account in respect of purchases of goods.

     "Program Administration Agreement" means the Program
Administration Agreement, dated as of September 24, 1992 between
Purchaser and State Street Capital, as Program Administrator, as the same may be amended, supplemented or otherwise modified from time to time.

     "Program Fee" has the meaning set forth in the Fee Letter.

     "Program Fee Rate" has the meaning set forth in the Fee
Letter.

     "Program Information" has the meaning set forth in
Section 14.07.

     "Purchase" has the meaning set forth in Section 1.01.

     "Purchase Agreement" means the Purchase, Sale and
Contribution Agreement, dated as of ___________, 1996, between Parent and Seller, as it may be amended, supplemented or otherwise modified from time to time.

     "Purchase Limit" has the meaning set forth in Section 1.01.

     "Purchase Price" has the meaning set forth in
Section 1.02(a).

     "Purchase Termination Date" means that day

          (a)  the Administrator declares a Purchase Termination
     Date in a notice to Seller in accordance with
     Section 10.02(a); or

          (b) in accordance with Section 10.02(b), becomes the Purchase Termination Date automatically.

     "Purchaser" has the meaning set forth in the preamble.

     "Purchaser's Share" of any amount means the then Asset
Interest, expressed as a percentage, times such amount.

     "Purchaser's Total Investment" means at any time with respect to the Asset Interest an amount equal to (a) the aggregate of the amounts theretofore paid to Seller for Purchases pursuant to Section 1.01, less (b) the aggregate amount of Collections theretofore received and actually distributed to Purchaser on account of such Purchaser's Total Investment pursuant to Section 3.01.

     "Qualifying Liquidity Bank" means a Liquidity Bank with a rating of its short-term securities equal to or higher than
(i) A-1 by S&P and (ii) P-1 by Moody's.

     "Receivable" means any right to payment from a Person, whether constituting an account, chattel paper, instrument or a general intangible, arising under an Account, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto.

     "Receivables Pool" means at any time all then outstanding
Receivables.

     "Regulation D" means Regulation D of the Federal Reserve Board, or any other regulation of the Federal Reserve Board that prescribes reserve requirements applicable to nonpersonal time deposits or "Eurocurrency Liabilities" as presently defined in Regulation D, as in effect from time to time.

     "Regulatory Change" means, relative to any Affected Party

          (a) any change in (or the adoption, implementation, change in phase-in or commencement of effectiveness of) any

               (i) United States federal or state law or foreign law applicable to such Affected Party;

               (ii)  regulation, interpretation, directive,
          requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or

              (iii) generally accepted accounting principles or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

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

          (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.

     "Reinvestment" has the meaning set forth in Section 1.03.

     "Related Security" means, with respect to any Pool
Receivable: (a) all of Seller's and Parent's right, title and interest in and to all Contracts that relate to such Pool Receivable; (b) all of Seller's and Parent's interest in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Pool Receivable; (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (d) all UCC financing statements covering any collateral securing payment of such Pool Receivable;
(e) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise; and (f) all of Seller's right, title and interest in and to, and all of Seller's claims under, the Purchase Agreement. The interest of Purchaser in any Related Security is only to the extent of Purchaser's undivided interest, as more fully described in the definition of Asset Interest.

     "Relationship Bank" has the meaning set forth in the preamble.

     "Relationship Bank Agreement" means the Relationship Bank Agreement, dated as of September 24, 1992, among Purchaser, the Administrator and the Relationship Bank, as such agreement may be amended, supplemented or otherwise modified from time to time.

     "Reporting Date" has the meaning set forth in
Section 3.01(a).

     "S&P" means Standard & Poor's.

     "Secured Parties" means Purchaser, the Administrator, the
Relationship Bank, the Indemnified Parties and the Affected
Parties.

     "Security Agreement" means the Security Agreement, dated as of September 24, 1992, between Purchaser, as grantor, and the Collateral Agent, as secured party, as the same may be amended, supplemented or otherwise modified from time to time.

     "Seller" has the meaning set forth in the preamble.

     "Seller Information" has the meaning set forth in
Section 14.08.

     "Seller's Portion of Servicing Fee" has the meaning set forth in Section 8.01(d).

     "Servicer" has the meaning set forth in Section 8.01(a).

     "Servicer's Fee" accrued for any day means an amount equal to (x) the Servicer's Fee Rate, times (y) the amount of the Purchaser's Total Investment at the close of business on such day, times (z) 1/360.

     "Servicer's Fee Rate" (i) means ___% per annum, so long as Parent is Servicer and (ii) such higher rate as may be charged by any other Servicer, provided such rate is a market rate for servicing portfolios similar to the Pool Receivables at such time.

     "Settlement Date" has the meaning set forth in
Section 3.01(c).

     "Settlement Period" means a fiscal month as described on Schedule A.

     "State Street Capital" has the meaning set forth in the preamble.

     "Subsidiary" means a corporation of which Parent and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

     "Successor Notice" has the meaning set forth in
Section 8.01(b).

     "Taxes" means, in the case of any assignee or participant of Purchaser, taxes, levies, imposts, deductions, charges, withholdings and liabilities, now or hereafter imposed, levied, collected, withheld or assessed by any country (or any political subdivision thereof), excluding income or franchise taxes imposed on it by (i) the jurisdiction under the laws of which such assignee or participant or Purchaser, is organized (or by any political subdivision thereof), (ii) any jurisdiction in which an office of such assignee or participant of Purchaser funding or maintaining the ownership of Asset Interests is located (or any political subdivision thereof), or (iii) any jurisdiction in which such assignee or participant of Purchaser is already subject to tax.

     "Termination Date" means the earliest of

          (a) the date of termination (whether by scheduled expiration, termination on default or otherwise) of either the Liquidity Banks' commitments under the Liquidity Agreement or the Credit Bank's commitment under the Credit Agreement;

          (b)  the Purchase Termination Date;

          (c)  ___________, 1997; and

          (d) the date on which any of the following shall occur:

               (1) Failure to obtain a Liquidity Agreement in substitution for the then-existing Liquidity Agreement on or before 30 days prior to the expiration of the commitments of the Liquidity Banks thereunder; or

               (2) (i) A Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 45 days, (ii) the Downgraded Liquidity Bank shall not have been replaced by a Qualifying Liquidity Bank pursuant to a Liquidity Agreement in form and substance acceptable to Purchaser and the Administrator, and (iii) the commitment of such Downgraded Liquidity Bank under the Liquidity Agreement shall not have been funded or collateralized in such a manner that such Downgrading Event will not result in a reduction or withdrawal of the credit rating applied to the Commercial Paper Notes by any of the rating agencies then rating the Commercial Paper Notes; or

               (3)  Purchaser shall become an "investment
          company" within the meaning of the Investment Company
          Act of 1940, as amended.

     "Transaction Documents" means this Agreement, the Lock-Box
Agreements, the Fee Letter, the Purchase Agreement and the other documents to be executed and delivered in connection herewith.

     "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

     "Unmatured Liquidation Event" means any event which, with the giving of notice or lapse of time, or both, would become a Liquidation Event.

     "Unpaid Balance" of any Receivable means at any time the unpaid principal amount thereof, excluding any Finance Charge
Receivables related thereto.

     B. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

     C. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".